    As filed with the Securities and Exchange Commission on November 12, 1997
                                                     Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                             TAM RESTAURANTS, INC.*
        (Exact name of small business issuer as specified in its charter)

           Delaware                                   5812                            133905598
(State or other jurisdiction of           (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)                 Classification No.)               Identification No.)

                               1163 Forest Avenue
                          Staten Island, New York 10310
                                 (718) 720-5959
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                   ----------

                                 Frank Cretella
                      President and Chief Executive Officer
                              TAM Restaurants, Inc.
                               1163 Forest Avenue
                          Staten Island, New York 10310
                                 (718) 720-5959
            (Name, address and telephone number of agent for service)
                                   ----------

                        Copies of all communications to:

       ROBERT J. MITTMAN, ESQ.                      ALAN H. ARONSON, ESQ.
       Tenzer Greenblatt LLP                 Akerman, Senterfitt & Eidson, P.A.
       The Chrysler Building                      One Southeast 3rd Avenue
        405 Lexington Avenue                     Miami, Florida  33131-1704
    New York, New York 10174-0208                 Telephone: (305) 374-5600
      Telephone: (212) 885-5000                   Facsimile: (305) 374-5095
      Facsimile: (212) 885-5001

         Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                Proposed                     Proposed
                                                            Maximum Offering                  Maximum            Amount of
   Title of Each Class of          Amount to                    Price Per               Aggregate Offering      Registration
Securities to be Registered      be Registered                Security (1)                   Price (1)              Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value  $.0001 per share.....      1,150,000(2)                    $5.00                        $5,750,000            $1,742.42
--------------------------------------------------------------------------------------------------------------------------------
Warrants, each to
purchase one share of
Common Stock................        575,000(2)                     $.10                           $57,500               $17.42
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.0001 per share,
issuable upon exercise
of Warrants (3).............        575,000                       $6.00                        $3,450,000            $1,045.45
--------------------------------------------------------------------------------------------------------------------------------
Warrants, each to
purchase one share of
Common Stock(4).............           310,000                    $.10                            $31,000                $9.39
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.0001 per share,
issuable upon exercise
of Warrants(3)(4)...........           310,000                    $6.00                        $1,860,000              $563.65
--------------------------------------------------------------------------------------------------------------------------------
Total......................................................................................................          $3,378.33
================================================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee.
(2) Assumes the Underwriter's over-allotment option to purchase up to 150,000 additional shares of Common Stock and/or 75,000 Warrants is exercised in full.
(3) Pursuant to Rule 416, the Company is also hereby registering such indeterminable additional shares of Common Stock as may become issuable upon exercise of the Warrants pursuant to anti-dilution provisions contained in the Warrants.
(4)      Registered on behalf of the Selling Securityholders.

* As disclosed on page 5 of the Prospectus included as part of this Registration Statement, the Prospectus gives effect to a name change to be effected on or prior to the effective date of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              TAM RESTAURANTS, INC.

                   Cross Reference Sheet Pursuant to Rule 404

     Registration Statement Item Number and Caption                   Prospectus Caption

1.   Front of the Registration Statement and Outside Front
     Cover Page of Prospectus....................................     Forepart of the Registration Statement and Outside Front
                                                                      Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus..................................................     Inside Front and Outside Back Cover Pages of Prospectus

3.   Summary Information and Risk Factors........................     Prospectus Summary; Risk Factors

4.   Use of Proceeds.............................................     Use of Proceeds

5.   Determination of Offering Price.............................     Outside Front Cover Page of Prospectus; Risk Factors;
                                                                      Underwriting

6.   Dilution....................................................     Risk Factors; Dilution

7.   Selling Securityholders.....................................     Selling Securityholders and Plan of Distribution

8.   Plan of Distribution........................................     Outside Front Cover Page of Prospectus; Underwriting

9.   Legal Proceedings...........................................     Not Applicable

10.  Directors, Executive Officers, Promoters and Control
     Persons.....................................................     Management

11.  Security Ownership of Certain Beneficial Owners and
     Management..................................................     Principal Stockholders

12.  Description of Securities...................................     Outside and Inside Front Cover Pages of Prospectus;
                                                                      Prospectus Summary; Capitalization; Description of
                                                                      Securities

13.  Interest of Named Experts and Counsel.......................     Legal Matters

14.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities..............................     Exculpatory Provisions and Indemnification Matters

15.  Organization Within Last Five Years.........................     Prospectus Summary; Management's Discussion and
                                                                      Analysis of Financial Condition and Results of Operations

16.  Description of Business.....................................     Prospectus Summary; Risk Factors; Use of Proceeds;
                                                                      Business
17.  Management's Discussion and Analysis
     or Plan of Operation........................................     Management's Discussion and Analysis of Financial
                                                                      Condition and Results of Operations

18.  Description of Property ....................................     Business

19.  Certain Relationships and Related Transactions..............     Certain Transactions

20.  Market for Common Equity and Related Stockholder
     Matters.....................................................     Outside Front Cover Page; Risk Factors; Dividend Policy;
                                                                      Description of Securities

21.  Executive Compensation......................................     Management

22.  Financial Statements........................................     Financial Statements

23.  Changes In and Disagreements With Accountants on
     Accounting and Financial Disclosure.........................     Not Applicable

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 12, 1997
                              SUBJECT TO COMPLETION

                              TAM RESTAURANTS, INC.

            1,000,000 Shares of Common Stock and Redeemable Warrants
                   to Purchase 500,000 Shares of Common Stock

     The Company is offering hereby 1,000,000 shares (the "Shares") of the common stock of the Company (the "Common Stock") and redeemable warrants to purchase 500,000 shares of Common Stock (the "Warrants"). The Shares and Warrants may be purchased separately and will be separately transferrable immediately upon issuance. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00, subject to adjustment
in certain circumstances, at any time commencing          , 1999 (13 months
following the date of this Prospectus) (or on such earlier date as to which the
Underwriter consents) until        , 2003. The Warrants are redeemable by the
Company at any time commencing      , 1999 (13 months following the date of this
Prospectus) upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $9.00, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. See "Description of Securities."

     Prior to this offering there has been no public market for the Common Stock or Warrants and there can be no assurance that any such market will develop. It is anticipated that the Common Stock and Warrants will be quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "TAMR" and "TAMRW," respectively. The offering prices of the Shares and Warrants, and the exercise price of the Warrants, were determined pursuant to negotiations between the Company and the Underwriter and do not necessarily relate to the Company's book value or any other established criteria of value. For a discussion of the factors considered in determining the offering prices of the Shares and Warrants, see "Underwriting."

     This Prospectus also relates to the offer and sale by certain persons (the "Selling Securityholders") of up to 310,000 warrants (the "Selling Securityholders' Warrants"), which are identical to the Warrants and will be issued to the Selling Securityholders upon the consummation of this offering upon the conversion of outstanding warrants, and up to 310,000 shares (the "Selling Securityholders' Shares") of Common Stock issuable upon exercise of the Selling Securityholders' Warrants. The Selling Securityholders' Warrants are not part of the underwritten offering, however, and may not be offered or sold prior to the 15 months following the date of this Prospectus without the prior written consent of the Underwriter. The Company will not receive any of the proceeds from the sale of the Selling Securityholders' Warrants and Selling Securityholders' shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Selling Securityholders and Plan of Distribution."

                         -------------------------------

   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
     RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY
        INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                     SEE "RISK FACTORS" COMMENCING ON PAGE 8
                           AND "DILUTION" ON PAGE 18.
                         -------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
===============================================================================
                                   Price         Underwriting        Proceeds
                                    to          Discounts and           to
                                  Public        Commissions(1)      Company(2)
-------------------------------------------------------------------------------
Per Share ...................      $5.00             $.50              $4.50
-------------------------------------------------------------------------------
Per Warrant..................      $.10              $.01              $.09
-------------------------------------------------------------------------------
Total (3)....................   $5,050,000         $505,000         $4,545,000
===============================================================================

(1) The Company has agreed to pay to the Underwriter a 3% nonaccountable expense allowance, to sell to the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 100,000 shares of Common Stock and/or 50,000 warrants and to retain the Underwriter as a financial consultant. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, including the Underwriter's nonaccountable expense allowance in the amount of $151,500 ($174,225 if the Underwriter's over-allotment option is exercised in full), estimated at $595,000.
(3) The Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock and/or 75,000 additional Warrants on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $5,807,500, $580,750 and $5,226,750, respectively. See "Underwriting."

                                   ----------

     The Shares and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Shares and Warrants will be made against payment therefor at the offices of the Underwriter, 7 Hanover Square, New York, New York
10004, on or about       , 1997.

                                   ----------

                           Paragon Capital Corporation

                     The date of this Prospectus is   , 1997

                            ------------------------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE UNITS, COMMON STOCK AND WARRANTS. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK AND WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all share and per share data and information in this Prospectus (i) gives retroactive effect to a 1 for
1.8135268 reverse split of the Common Stock to be effected on or prior to the date of this Prospectus and (ii) assumes no exercise of the Underwriter's over-allotment option to purchase up to 150,000 additional shares of Common Stock and/or 75,000 additional Warrants. See "Underwriting" and Note Q to Notes to Financial Statements.

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


                                   The Company

         TAM Restaurants, Inc. (the "Company") operates Lundy Bros. Restaurant ("Lundy's"), a high-volume, casual, upscale seafood restaurant located in Brooklyn, New York, and The Boathouse in Central Park ("The Boathouse"), a multi-use facility which features an upscale restaurant and catering pavilion, located on the lake in New York City's Central Park. Lundy's and The Boathouse are high-profile locations which host many special events and receive extensive press coverage. The Company is also constructing American Park at the Battery ("American Park"), which has been designed as a high-volume premium-quality restaurant to be located at the water's edge in Battery Park, a New York City landmark visited by approximately 4 million visitors during 1996. In addition, the Company's restaurants offer high-quality professional, on-premise and off-premise catering services.

         The Lundy's concept is designed to appeal to a broad range of guests by serving generous portions of premium-quality seafood and other menu items and by combining a grand dining experience with friendly and efficient service in a high-energy environment. Lundy's menu features a wide variety of fresh seafood items, including lobster, crab, shrimp, oysters, clams and daily fish specials, cooked to order in a variety of ways: steamed, sauteed, boiled, broiled, grilled, blackened and fried. In addition, Lundy's offers a selection of steaks, chicken dishes, pasta dishes, pizzas, appetizers, chowders, salads and desserts, as well as full bar service. Dinner entrees range in price from $7.95 to $28.95 and the average dinner check is approximately $32.00 per person. Lundy's is open for lunch and dinner seven days a week.

         Lundy's interior has been designed with a contemporary decor, rich polished woods and granite surfaces, accented with copper, pottery and brushed-stainless steel and earth tones, to impart "Old World" elegance and comfort. Lundy's commitment to offering its guests a casual, exciting dining experience is highlighted by its "exhibition" kitchen where all meals are cooked to order in view of its guests, a lobster pool from which guests can select their lobsters, an experienced waitstaff uniformed in crisp white linen jackets, a high waitstaff-to-customer ratio to assure attentive service and tables covered with multiple layers of colored linens covered with pristine white butcher paper.

         Lundy's offers guests several seating selections in its multi-level interior, which consists of an expansive, high-ceiling main dining area; a large upstairs dining room which is also used for special events and to cater private functions; a mezzanine-level cigar room which overlooks the main dining area; and a 30 foot long oyster and beverage bar; as well as outdoor seating. Lundy's also houses a seafood laboratory where seafood is tested to assure premium quality and freshness, and a gift shop which carries a variety of "Lundy's" and "Brooklyn" themed merchandise, such as T-shirts and other clothing items, hats, books, plates and coffee and beer mugs, as well as Lundy's chowders and sauces and seafood related products, such as lobster bibs, crackers and forks.

         The Boathouse is a multi-use, lakeside facility which features an upscale restaurant with primarily al fresco (outdoor) seating and offers guests a comfortable, relaxed and romantic atmosphere. The Boathouse serves eclectic American cuisine that changes according to season and consumer trends, emphasizing herbs grown fresh on site. The menu is limited in scope to permit the greatest attention to quality while offering sufficient breadth to appeal to a variety of taste preferences. Dinner entrees range in price from $19.00 to $28.00 and the average dinner check is approximately $44.00 per person. Other attractions of The Boathouse include a glass-enclosed, tented catering pavilion for private functions; a cocktail area with a jazz band performing live five nights a week; The Boathouse Express, a cafeteria-style convenience counter with indoor and outdoor seating which serves specialty sandwiches, salads, baked goods, and juices, as well as traditional fast-food, such as hamburgers, hot dogs, french fries and sodas; carts and kiosks strategically located on the facility's grounds offering a variety of food and beverage items, such as fresh fruit drinks, New York-style pretzels, pita sandwiches and espresso and cappuccino; rowboat and bicycle rentals and Venetian gondola rides; and a merchandise counter. The restaurant is open for lunch and dinner on a seasonally adjusted basis, while the catering pavilion and The Boathouse Express are open year-round.

         American Park has been designed with an urban mountain lodge motif, incorporating natural fabrics, slate, stone, wood and brick with modern-style furnishings, vibrant colors and designer lighting, and providing panoramic views of the New York City harbor and downtown Manhattan skyline. American Park will offer seating selections in its main dining room, second floor dining room and bi-level outdoor patio. American Park is expected to serve contemporary American cuisine featuring wood-burning menu selections, such as steaks, whole fish, chicken and veal dishes. The lower-level outdoor patio will extend to the water's edge and is expected to incorporate a separate kitchen which serves selected items from the main restaurant menu and an expanded bar area. In addition, the Company intends to operate a free-standing kiosk as part of American Park which is expected to serve appetizers, sandwiches, cold beverages, beer and wine.

         The Company believes that providing friendly, courteous, efficient service is critical to the long-term success of each location. The Company maintains a guest service department which, among other things, contacts several customers from each location's previous night's reservation list to inquire about their dining experiences. The Company utilizes guest feedback to continually improve its service, update its menu selections and otherwise improve its operations. The Company also believes that the selection and training of its employees result in friendly, courteous, efficient guest service which contributes to a pleasurable dining experience for the guest.

         Lundy's and The Boathouse are approximately 16,500 and 20,000 square feet in size, respectively, and have a seating capacity of approximately 730 and 790 seats, respectively. American Park is approximately 18,300 square feet in size and is expected to have a seating capacity of approximately 750 seats. Sales for Lundy's and The Boathouse were $5,694,382 and $6,152,706, respectively, during the fiscal year ended September 29, 1996, and $4,709,258 and $4,021,905, respectively, during the nine months ended June 29, 1997. The Company's food and liquor sales accounted for 76.8% and 15.3% of revenues, respectively, for the fiscal year ended September 29, 1996, and 76.8% and 15.3% of revenues, respectively, for the nine months ended June 29, 1997.

         The Company's strategy is to initially develop and operate a limited number of additional Lundy's restaurants in the New York City metropolitan area and other urban and upscale suburban areas, particularly those with a large population of transplanted New Yorkers, such as Southern Florida, Los Angeles, Chicago and Washington D.C. With a substantial portion of the proceeds of this offering, projected cash flow from operations and anticipated financing, including equipment and vendor financing and landlord development concessions and rent allowances, the Company intends to open three additional Lundy's restaurants during the 12 months following the consummation of this offering. In addition, in connection with its expansion strategy, the Company may seek to open additional high-volume landmark-type restaurants, as appropriate opportunities arise. The Company, however, has no commitments or understandings with respect to any proposed location or other sources of financing. The Company has limited experience in expanding its operations and there can be no assurance that it will be able to successfully do so.

         The Company was formed to act as a holding company and was incorporated under the laws of the State of Delaware in July 1996 under the name TAM Restaurant Holding Corp. and changed its name to TAM

Restaurants, Inc. Effective September 29, 1996, the Company acquired (the "Acquisition") all of the outstanding capital stock of TAM Restaurant Group, Inc. ("TAM"), Bay Landing Restaurant Corp. ("Bay Landing") and Shellbank Restaurant Corp. ("Shellbank"). Unless the context requires otherwise, all references to "the Company" include its wholly-owned subsidiaries, TAM, Bay Landing and Shellbank, and Plum Third Street Corp., a wholly-owned subsidiary of Bay Landing. The Company's executive offices are located at 1163 Forest Avenue, Staten Island, New York 10310 and its telephone number is (718) 720-5959.


                                Recent Financing

         In October 1997, Kayne Anderson Non-Traditional Investments, L.P. and ARBCO Associates, L.P., affiliates of Kayne Anderson Investment Management, Inc. (collectively, "Kayne Anderson"), loaned the Company an aggregate of $1,000,000. The loans bear interest at the rate of 10% per annum, payable quarterly commencing December 31, 1997, and are due May 31, 1999. Upon an event of default under the loans, the interest rate increases to 15% per annum and the Company would be required to pay to Kayne Anderson 25% of the operating profits from American Park on a monthly basis until the loan is fully repaid. The loan is guaranteed by Frank Cretella, President, Chief Executive Officer, a director and a principal stockholder of the Company, and the guarantee is secured by a pledge of 200,000 shares of Common Stock owned by Frank Cretella and Jeanne Cretella, Vice President, a director and principal stockholder of the Company. As partial consideration for the loans, the Company issued to Kayne Anderson warrants (the "KA Warrants") to purchase 200,000 shares of Common Stock. The KA Warrants are exercisable at a price of $5.00 per share (subject to adjustment under certain circumstances) and are exercisable at any time commencing 90 days following the date of this Prospectus. In connection with the loan, the Company agreed to use its best efforts to cause a representative designated by Kayne Anderson to be elected to the Company's Board of Directors. Kenneth L. Harris is Kayne Anderson's initial designee.

                                  The Offering

Securities offered ...............................            1,000,000 Shares and Warrants to purchase 500,000 shares of
                                                              Common Stock.  The Shares and Warrants may be purchased
                                                              separately and will be separately transferable immediately upon issuance.  See "Description of Securities."

Common Stock to be outstanding
   after this offering(1) ........................            3,500,000 shares of Common Stock

Warrants(2):

     Number to be outstanding
        after this offering.......................            500,000 Warrants

     Exercise terms ..............................            Exercisable at any time commencing           , 1999 (13 months
                                                              following the date of this Prospectus) (or on such earlier date as to which the Underwriter consents), each to purchase one share of Common Stock at a price of $6.00, subject to
                                                              adjustment in certain circumstances.  See "Description of
                                                              Securities - Redeemable Warrants."

     Expiration date .............................                            , 2003

     Redemption ..................................            Redeemable by the Company at any time commencing       ,
                                                              1999 (13 months following the date of this Prospectus), upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date")

                                                              has been at least 150%  (currently $9.00, subject to
                                                              adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the
                                                              Underwriter with respect to such redemption prior to the Call
                                                              Date. The Warrants will be exercisable until the close of
                                                              business on the date fixed for redemption.  See "Description of
                                                              Securities - Redeemable Warrants."

Use of Proceeds ..................................            The Company intends to use the net proceeds of this offering for the construction of new restaurants; and for working capital and general corporate purposes.  See "Use of Proceeds."

Risk Factors .....................................            The securities offered hereby are speculative and involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and
                                                              "Dilution."

Proposed Nasdaq symbols ..........................            Common Stock -- TAMR
                                                              Warrants     -- TAMRW

----------
(1) Does not include: (i) 500,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 150,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) an aggregate of 310,000 shares of Common Stock (the "Selling Securityholders' Shares") reserved for issuance upon exercise of outstanding warrants which will be converted into warrants (the "Selling Securityholders' Warrants") identical to the Warrants; (iv) 203,000 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants; (v) 197,500 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1997 Stock Option Plan (the "Option Plan"); and (vi) 327,500 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management - 1997 Stock Option Plan," "Certain Transactions," "Description of Securities" and "Underwriting."

(2)  Does not include any of the warrants referred to in clauses (ii), (iii) or
     (iv) of footnote 1 above.

                          Summary Financial Information

         The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

Statement of Operations Data:

                                                                      Nine Months                 Nine Months
                                               Year Ended             Ended June 30,              Ended June 29,
                                           September 29, 1996             1996                       1997
                                           ------------------         --------------              -----------

Net Sales...............................      $11,847,088               $7,261,892                  $8,902,628
Gross Profit............................        4,586,648                2,759,519                   3,838,421
Income (loss) from operations...........       (1,536,222)                (994,680)                    591,714
Net income (loss) from continuing
operations(1)...........................       (2,637,226)              (2,001,972)                    109,100
Net income (loss) per share from
continuing operations (1)...............            (1.22)                                                 .05

Weighted average number of shares
outstanding.............................        2,160,676                                            2,418,294


Balance Sheet Data:

                                   September 29, 1996                                   June 29, 1997
                                   ------------------     -------------------------------------------------------------------
                                                                Actual          Pro Forma(2)           As Adjusted(3)

Working capital (deficit)......          $(2,026,787)           $(2,131,423)       $(420,798)             $ 3,529,202
Total assets...................            4,728,868              6,323,596        7,323,596               11,273,596
Total liabilities..............            4,620,113              5,670,741        6,670,741                6,670,741
Stockholders' equity...........              108,755                652,855          652,855                4,602,855

----------
(1) Effective September 29, 1996, the Company transferred the assets of its concession business to MAT Operating Corp. ("MAT"), a company wholly-owned by Frank Cretella, President, Chief Executive Officer, a director and a principal stockholder of the Company. For each of the year ended September 29, 1996 and nine months ended June 30, 1996, net income from such discontinued operations was $30,142 or $.01 per share. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Certain Transactions" and Consolidated Financial Statements.
(2) Gives effect to (i) the reclassification of approximately $720,125 of short-term indebtedness to long-term indebtedness, and (ii) the issuance of the $1,000,000 principal amount of promissory notes in October 1997 to Kayne Anderson and the receipt of the approximately $990,500 of net proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."
(3) Gives effect to the sale of the Shares and Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision.

         Operating Losses; Future Operating Results; Explanatory Paragraph in Independent Auditors' Report. Although the Company has recently generated net income, during the year ended September 29, 1996, the Company incurred a net loss from continuing operations of $2,637,226 and, at June 29, 1997, had an accumulated deficit of $2,480,194. The Company's operating expenses have increased and can be expected to increase significantly in connection with the Company's proposed expansion (including capital expenditures for construction of and rental payments for new locations prior to their opening). The Company's future profitability will depend upon, among other things, the Company's ability to generate a level of revenues sufficient to offset its cost structure in addition to reducing its operating costs on a per location basis. The Company believes that generation of that level of revenues is dependent upon the timely opening of additional restaurants and future restaurants achieving and maintaining market acceptance. There can be no assurance that the Company will achieve significantly increased revenues or maintain profitable operations. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements, stating that they have been prepared assuming that the Company will continue as a going concern and that significant prior losses from operations raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Consolidated Financial Statements.

         Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant and its cash requirements have been exceeding its cash flow from operations (at June 29, 1997, the Company had a working capital deficit of $2,131,423) due to, among other things, costs associated with development, opening and start-up costs of Lundy's and American Park and building a corporate infrastructure sufficient to support the Company's proposed expanded operations. As a result, the Company has been substantially dependent upon sales of its equity securities, loans from financial institutions and the Company's officers, directors and stockholders and bartering transactions with member dining clubs to finance a portion of its working capital requirements. The Company is dependent upon the proceeds of this offering to finance a portion of its proposed expansion over the 12 months following the consummation of this offering. Based on the Company's current proposed plans and assumptions relating to the implementation of its expansion strategy (including the timetable of opening American Park and new Lundy's locations and the costs associated therewith), the Company anticipates that the net proceeds of this offering, together with anticipated cash flow from operations and equipment, vendor and landlord financing, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, construction delays or other difficulties) or the proceeds of this offering otherwise prove to be insufficient to fund operations and implement the Company's proposed expansion strategy, the Company could be required to seek additional financing sooner than anticipated. Other than the ability to enter into bartering transactions with member dining clubs, the Company has no current arrangements with respect to, or potential sources of, additional financing, and it is not anticipated that any officers, directors or stockholders will provide any additional loans to the Company. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, including requiring it to curtail its expansion efforts. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders. See "Use of Proceeds," "Dilution," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Limited Restaurant Base; Dependence Upon Principal Restaurants; High Restaurant Failure Rate. To date, all of the Company's revenues have been derived from only two restaurants, one of which has been in operation only since 1995 and both of which are located in New York City. The results achieved to date by the Company's small restaurant base may not be indicative of the prospects or market acceptance of a larger number of restaurants or of more geographically dispersed restaurants, located in areas with more varied demographic characteristics. Moreover, the opening of new restaurants is characterized by a very high failure rate. Although The Boathouse has operated successfully for many years, there can be no assurance that American Park or any new Lundy's restaurants will be successful or operate profitably. In addition, the Company expects that during the first several months of operation of a newly opened restaurant, such restaurant could operate at a loss. In the event of a prolonged period of unfavorable operating results for a restaurant, the Company may be required to close such restaurant, which could have a material adverse effect on the financial condition and results of operations of the Company. The Company will remain dependent upon a limited number of high-volume restaurants for substantially all of its revenues. The lack of success or closing of any of the Company's existing restaurants, or the unsuccessful operation of a new restaurant, would have material adverse effect upon the financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         Risks Relating to Proposed Expansion. The Company is currently implementing a strategy to expand its operations and will seek to open American Park and additional Lundy's restaurants. The Company has limited experience in effectuating rapid expansion and in managing a large number of locations or locations that are geographically dispersed. The Company intends to open American Park by January 1998 and three Lundy's restaurants during the 12 months following the consummation of this offering. The Company's proposed expansion will be dependent on, among other things, the proceeds of this offering, the availability of other sources of financing, achieving significant market acceptance for its Lundy's concept, distinguishing the Lundy's concept from other seafood restaurants, developing customer recognition and loyalty for the Lundy's name, identifying a sufficient number of prime locations and entering into lease arrangements for such locations on favorable terms, timely development and construction of American Park and new Lundy's locations, securing required governmental permits and approvals, hiring, training and retaining skilled management and other personnel, the Company's ability to integrate new restaurants into its operations and the general ability to successfully manage growth (including monitoring restaurant operations, controlling costs and maintaining effective quality controls). In the event that cash flow from operations is insufficient or that the Company is unable to obtain adequate equipment, vendor or landlord financing, or other unexpected events occur, such as delays in identifying suitable locations, negotiating leases, obtaining permits or design and construction delays, the Company may not be able to open all of such locations in a timely manner, or at all. Moreover, the Company believes that consumer recognition and perception of the Lundy's name has contributed to the success of the existing Lundy's restaurant. Consumer recognition of the Lundy's name outside of the New York City area is likely to be significantly less and, therefore, the success of any future Lundy's restaurant will be dependent upon the Company's ability to distinguish such location from its competitors on bases, such as price, quality and service. There can be no assurance that the Company will be successful in opening the number of restaurants currently anticipated in a timely manner, or at all, or that, if opened, those restaurants will operate profitably. See "Business -- Expansion Strategy."

         Long Start-up Cycles; Fluctuations in Operating Results; Start-up Expense. The Company's restaurant start-up cycle, which generally commences with site selection and ends upon the opening of the restaurant to customers, will vary by location and could extend for periods of six months or more. Difficulties or delays in site selection or events over which the Company will have no control, such as delays in construction due to governmental regulatory approvals, shortage of or the inability to obtain labor and/or materials, inability of the general contractor or subcontractors to perform under their contracts, strikes or availability and cost of needed debt or lease financing, could materially adversely affect the start-up costs and completion times of new locations. The Company expects that future quarterly operating results will fluctuate as a result of the timing of and expenses related to the openings of new restaurants (as the Company will incur significant expenses during the months preceding the opening of a restaurant), as well as due to various other factors, including the seasonal nature of its business, weather conditions in New York City, the health of New York City's economy in general and its tourism industry in particular. Accordingly, the Company's sales and earnings may fluctuate significantly from quarter to quarter and operating results for any quarter will not necessarily be indicative of the results that may be achieved for a full year. In addition, the capital resources required to construct each new location are significant. The Company estimates that the costs of constructing its future Lundy's locations will be approximately $1.5 million, net of anticipated landlord contributions. The Company expects that it will incur approximately $300,000 in additional pre-opening costs in connection with the opening of future sites. There can be no assurance that the costs to construct and open any new location will not be significantly higher than currently anticipated. See "Management's Discussion and Analysis of Results of Operations" and "Business -- Site Selection."

         Consumer Preferences; Factors Affecting the Restaurant Industry. The restaurant industry is characterized by introduction of new concepts and is subject to changing consumer preferences, tastes and eating and purchasing habits. While the demand for premium quality seafood restaurants has grown significantly over the past several years, there can be no assurance that such demand will continue to grow or that these trends will not be reversed. Moreover, since prices for seafood menu items are typically higher than those for other menu items, unfavorable national, regional or local economic factors could adversely affect consumer willingness to pay higher prices for the Company's menu items. The Company's success will depend on its ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits, as well as other factors affecting the food service industry, including new market entrants, demographic trends and unfavorable national, regional and local economic conditions, inflation, increasing seafood and other food and labor costs. Failure to respond to such factors in a timely manner could have a material adverse effect on the Company. See "Business."

         Geographic Concentration. Both of the Company's existing restaurants are located in New York City and the restaurant currently under construction is also located in New York City. Given the Company's present geographic concentration, adverse publicity relating to the Company's restaurants could have a more pronounced adverse effect on the Company's operating results than might be the case if the Company's restaurants were more geographically dispersed. A decline in tourism in New York City, or in general economic conditions, which would likely affect the New York City economy or tourism industry, particularly during the time of peak sales, could have a material adverse effect on the Company's operations and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business"

         Seasonality. The Company's business is seasonal. The restaurant and bicycle and rowboat rentals at The Boathouse currently are open only March through November, with dinner served in the restaurant from May 1 through October 1. All of the seating of The Boathouse restaurant and a portion of the seating at Lundy's is outdoors. In addition, since Lundy's is a waterside location, it attracts more guests during the warmer weather months. As a result, the Company's restaurant sales generally increase from May through September, and decrease from November through March. See "Management's Discussion and Analysis of Results of Operations -- Seasonality and Fluctuations in Quarterly Operating Results" and "Business."

         Menu Emphasis on Seafood; Seafood Quality. Lundy's currently has a limited product offering which specializes in seafood. Sales of seafood accounted for approximately 58% and 61% of the Company's net sales during the year ended September 29, 1996 and the nine months ended June 29, 1997, respectively. The Company anticipates that sales of seafood products will continue to account for a substantial portion of the Company's revenues for the foreseeable future, particularly as a result of the planned expansion of the Lundy's concept. Accordingly, a rise in prices or decline in sales of such menu items, due to evolving consumer preferences, industry trends, or other reasons, could have an adverse effect on the Company. Moreover, some types of seafood have been subject to adverse publicity because of claims of contamination by lead, mercury or other chemicals disposed of in the oceans, which can adversely affect both market demand and supply for such food products. Customer demand may also be negatively impacted by reports of medical or other risks resulting from the consumption of seafood. The Company maintains a continuous inspection program for its food purchases and believes that it has not experienced any adverse effect from contaminated seafood. Nevertheless, there can be no assurance that food contamination or consumer perception of inadequate food quality, in the industry in general or as to the Company in particular, will not have a material adverse effect on the Company's operations and profitability. See "Business -- Lundy's Concept - - Menu" and "-- Restaurant Operations."

         Fluctuations in Food and Other Costs; Supply of Seafood. The Company's profitability is dependent on its ability to anticipate and react to increases in food, labor, employee benefits, and similar costs over which the Company has limited control. Specifically, the Company's dependence on frequent deliveries of seafood, meat and produce subjects it to the risk of possible shortages or interruptions in supply caused by adverse weather, labor, transportation or other conditions which could adversely affect the availability and cost of such items. In recent years, the availability of certain types of seafood has fluctuated, resulting in corresponding fluctuations in prices. The Company has been able to anticipate and react to fluctuations in food costs through selected menu price adjustments, purchasing seafood directly from numerous suppliers and promoting certain alternative menu selections (in response to price and availability of supply). However, there can be no assurance that the Company will be able to continue to anticipate and respond to such supply and price fluctuations in the future or that the Company will not be subject to significantly increased costs in the future. Moreover, the Company does not maintain contracts with any of its suppliers and purchases products pursuant to purchase orders placed from time to time in the ordinary course of business. Although the Company believes that its relationships with its suppliers are satisfactory and that alternative sources are readily available, the loss of certain suppliers, or substantial price increases, could have a material adverse effect on the Company. See "Business -- Restaurant Operations."

         Operating License Requirements; Audit By New York City Comptroller. The Boathouse and American Park are located in New York City's Central Park and Battery Park, respectively. In order to operate these restaurants, the Company obtained licenses from the New York City Department of Parks (the "Parks Department") through an open bidding process. The license agreements impose certain requirements and operating restrictions on the Company, such as minimum hours of operation. Although certain aspects of the Company's operating practices are not in full conformity with the terms of The Boathouse license, the Company believes that the Parks Department is aware of its operating practices and the Parks Department has not objected to the variances from the terms of such license. The license agreement relating to The Boathouse expires on June 29, 2000 and each license can be terminated by the Parks Department on short notice. There can be no assurance that the Company will be able to obtain an extension or a new license to operate The Boathouse or that either license will not be terminated. In the event that a license is terminated or not renewed (due to non-conformity with the terms of the license or otherwise), or a new license is not obtained upon expiration of The Boathouse license, the Company would be required to cease operating the location, which would have a material adverse effect on the Company. In addition, the licenses require the Company to pay a license fee based on the greater of a minimum annual fee or a percentage of gross sales. The Company is subject to audit by the New York City Comptroller to determine the accuracy of license fees paid by the Company. See "Business."

         Significant Outstanding Indebtedness. In order to finance its capital requirements, the Company has incurred significant indebtedness. At June 29, 1997, there was outstanding approximately $3,833,650 of current liabilities and, in October 1997, the Company borrowed an additional $1,000,000. The Company has not allocated any portion of the proceeds of this offering to repay a portion of its outstanding indebtedness. There can be no assurance that cash flow from operations will be sufficient to repay indebtedness, and the Company could be required to use a portion of the proceeds of this offering to repay the amounts then outstanding and would result in less funds available for proposed expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Competition. The restaurant industry is intensely competitive with respect to price, service, location and food quality and variety. There are many well-established competitors with substantially greater financial and other resources than the Company, as well as a significant number of new market entrants. Such competitors include national, regional and local full-service casual dining chains, many of which specialize in or offer seafood products, as well as single location restaurants. Some of the Company's competitors have been in existence for substantially longer periods than the Company, may be better established in the markets where the Company's restaurants are or may be located and engage in extensive advertising and promotional campaigns, both generally and in response to efforts by competitors to open new locations or introduce new concepts or menu offerings. The Company can also be expected to face competition from a broad range of other restaurants and food service establishments which specialize in a variety of cuisines. While the Company believes that it offers a broad variety of quality menu items, there can be no assurance that consumers will regard the Company's menu and concepts as sufficiently distinguishable from competitive menus and restaurant concepts or that substantially equivalent menus and restaurant concepts will not be introduced by the Company's competitors. Moreover, the Company believes that the start-up costs associated with opening a seafood restaurant are not a significant impediment to enter the seafood restaurant industry. See "Business -- Competition."

         Litigation; Insurance and Potential Liability. The operation of restaurants and rowboat and bicycle rentals subjects the Company to potential claims from others, including consumers, employees and other service providers, for personal injury (resulting from, among other things, contaminated or spoiled food or beverages or accidents). The Company is a defendant in several lawsuits arising in ordinary course of its business relating to personal injury claims by plaintiffs which are seeking damages substantially in excess of the Company's assets and insurance coverage. Although the Company is vigorously defending each action, these matters are in the preliminary stages and there can be no assurance that any such action will be resolved in favor of the Company or that the outcome of any litigation or settlement will not have a material adverse effect on the Company. The Company maintains personal injury and products liability insurance (with coverage in amounts up to $1,000,000 per occurrence and $5,000,000 of umbrella liability coverage), including insurance relating to property insurance, in amounts which the Company currently considers adequate. Nevertheless, a partially or completely uninsured claim against the Company, if successful, could have a material adverse effect on the Company. See "Business -- Insurance" and "-- Legal Proceedings."

         Potential Liability for Sale of Alcoholic Beverages. The Company is subject to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. New York law currently provides that a vendor of alcoholic beverages may be held liable in a civil cause of action for injury or damage caused by or resulting from the intoxication of a minor (under 21 years of age) if the vendor willfully, knowingly and unlawfully sells or furnishes alcoholic beverages to the minor and knows that the minor will soon thereafter be driving a motor vehicle. A vendor can similarly be held liable if it knowingly provides alcoholic beverages to a person who is in a noticeable state of intoxication, knows that person will soon thereafter be driving a motor vehicle and injury or damage is caused by that person. In addition, significant national attention is focused on the problem of drunk driving, which could result in the adoption of additional legislation and increased potential liability of the Company for damage or injury caused by its customers. See "Business -- Government Regulation."

         Government Regulation. The Company is subject to extensive state and local government regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various regulations relating to the sale of food and beverages, sanitation, disposal of refuse and waste products, public health, safety and fire standards. The Company's restaurants are subject to periodic inspections by governmental agencies to assure conformity with such regulations. Difficulties or failure in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant, and the suspension of, or inability to renew, a license at an existing restaurant would adversely affect the operations of the Company. Restaurant operating costs are also affected by other government actions which are beyond the Company's control, including increases in the minimum hourly wage requirements, workers compensation insurance rates, health care insurance costs and unemployment and other taxes. The Federal Americans With Disabilities Act ("ADA") prohibits discrimination on the basis of disability in public accommodations and employment. The Company's restaurants are currently designed to be accessible to the disabled, and the Company believes that it is in compliance with all current applicable regulations relating to accommodations for the disabled. However, there can be no assurance that the Company will not be deemed to violate the ADA, and could be required to expend significant funds to provide service to or make reasonable accommodations for disabled persons. See "Business -- Government Regulation."

         Uncertainty of Protection of Proprietary Information. The Company's business prospects will depend largely on the Company's ability to capitalize on favorable consumer recognition of the Lundy's name. Although the Company holds a trademark registration for use of the Lundy's name by the U.S. Patent and Trademark Office, there can be no assurance that the Company's marks do not or will not violate the proprietary rights of others or that the Company's marks would be upheld, or that the Company would not be prevented from using its marks, if challenged, any of which could have an adverse effect on the Company. In addition, the Company relies on trade secrets and proprietary know-how, and employs various methods, to protect its concepts and recipes. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts and recipes. The Company does not maintain confidentiality and non-competition agreements with all of its executives, key personnel or suppliers. There can be no assurance that the Company will be able to adequately protect its trade secrets. In the event competitors independently develop or otherwise obtain access to the Company's know-how, concepts, recipes or trade secrets, the Company may be adversely affected. See "Business -- Intellectual Property."

         Control by Management. Upon the consummation of this offering, the Company's current officers and directors will, in the aggregate, beneficially own approximately 51.5% of the outstanding Common Stock of the Company. Accordingly, such persons will be able to control the Company and generally direct the Company's affairs, including electing a majority of the Company's directors and causing an increase in the Company's authorized capital or the dissolution, merger, or sale of the Company or substantially all of its assets. See "Principal Stockholders."

         Dependence Upon Key Personnel. The success of the Company will be largely dependent upon the efforts of Frank Cretella, Chief Executive Officer and President of the Company. Although the Company has entered into an employment agreement with Mr. Cretella, Mr. Cretella is not required to devote his full business time to the Company's business and affairs. The loss of the services of Mr. Cretella or other key personnel would have a material adverse effect on the Company's business and prospects. The Company maintains key-man insurance on the life of Mr. Cretella in the amount of $500,000. The success of the Company will also be dependent on its ability to attract and retain experienced management and restaurant industry personnel. The Company faces considerable competition from other food service businesses for such personnel, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain such personnel, and the inability to do so could have a material adverse effect on the Company. See "Management."

         Conflicts of Interest. The Company has, from time to time, entered into transactions with certain of its officers, directors and stockholders and/or affiliates of such persons, which could result in potential conflicts of interest. Although in connection with the Acquisition, the assets relating to TAM's food concession operations were transferred to MAT and MAT assumed the Company's obligations under its agreement to operate the concession in the Central Park Zoo, the Company is still a party to such agreement and, in the event that MAT fails to pay any amounts due under such agreement, the Company will be responsible for such obligations. There can be no assurance that future transactions or arrangements between the Company and its affiliates will be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that, if conflicts do arise, they will be resolved in a manner favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

         No Dividends. The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings for use in connection with the expansion of its business and for general corporate purposes. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company's Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. See "Dividend Policy" and "Description of Securities -- Capital Stock."

         Dilution. This offering involves an immediate and substantial dilution of $3.68 per Share (or 73.6%) between the adjusted net tangible book value per share of Common Stock after this offering and the initial public offering price per Share in this offering. See "Dilution."

         Shares Eligible for Future Sale. Upon consummation of this offering, the Company will have 3,500,000 shares of Common Stock outstanding (assuming no exercise of the Warrants), of which the 1,000,000 shares of Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 2,500,000 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and approximately 2,461,076 of such restricted shares will become eligible for sale, pursuant to Rule 144, 90 days following the date of this Prospectus, subject to the agreements set forth below. The holders of 267,325 shares of Common Stock and the holders of the 310,000 Selling Securityholders' Warrants and 3,000 other outstanding warrants have agreed not to sell such securities for a period of 15 months from the date of this Prospectus without the Underwriter's prior written consent; the holders of 253,002 shares of Common Stock and the holders of 200,000 outstanding warrants have agreed not to sell such securities for a period of 18 months from the date of this Prospectus without the Underwriter's prior written consent; and the holders of 1,979,673 shares of Common Stock have agreed not to sell such shares for a period of 24 months from the date of this Prospectus without the prior written consent of the Underwriter. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

         Possible Adverse Effect of Outstanding Warrants and Options. Upon the consummation of this offering, there will be 500,000 shares reserved for issuance upon exercise of the Warrants, approximately 310,000 shares reserved for issuance upon the exercise of the Selling Securityholders' Warrants at an exercise price of $6.00 per share, 3,000 shares reserved for issuance upon the exercise of other outstanding warrants at an exercise price of $.01 per share, 200,000 shares reserved for issuance upon exercise of other outstanding warrants at an exercise price of $5.00 per share, an aggregate of 150,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein and 197,500 shares reserved for issuance upon exercise of options granted under the Option Plan at an exercise price of $5.00 per share. To the extent that any outstanding warrants or options are exercised, dilution of the interests of the holders of the Company's Common Stock will occur and any sales in the public market of the shares underlying such warrants and options may adversely affect prevailing market prices for the Common Stock and the Warrants. Moreover, the terms upon which the Company will be able to obtain additional equity may be adversely affected since the holders of the outstanding warrants and options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain capital on terms more favorable to the Company than those provided by such securities. See "Management" and "Description of Securities."

         Indemnification and Exculpation of Officers and Directors. The Company's Certificate of Incorporation provides for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, under the Company's Certificate of Incorporation, no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. As a result of such provisions in the Certificate of Incorporation and the By-Laws of the Company, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Management -- Indemnification and Exculpation Provisions."

         Delaware Anti-Takeover Statute; Possible Adverse Effects of Authorization of Preferred Stock. As a Delaware corporation, upon the consummation of this offering, the Company will become subject to prohibitions imposed by Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute will prohibit the Company from entering into certain business combinations without the approval of its Board of Directors and/or stockholders and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's

Certificate of Incorporation authorize the Company's Board of Directors to issue up to 1,000,000 shares of "blank check" preferred stock (the "Preferred Stock") without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of Preferred Stock. The issuance of shares of Preferred Stock in the future could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it difficult for a third party to gain control of the Company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. See "Description of Securities."

         No Assurance of Public Market; Arbitrary Determination of Offering Prices; Possible Volatility of Market Price of Common Stock and Warrants; Underwriter's Potential Influence on the Market. Prior to this offering, there has been no public trading market for the Common Stock or Warrants. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop after this offering or that, if developed, it will be sustained. Moreover, the initial public offering prices of the Common Stock and the Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter and, as such, are arbitrary in that they do not necessarily bear any relationship to the assets, book value or potential earnings of the Company or any other recognized criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Company's securities following this offering may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, openings of new locations, announcements by the Company or its competitors and various factors affecting the restaurant industry generally may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. Although it has no obligation to do so, the Underwriter intends to make a market in the Common Stock and Warrants and may otherwise effect transactions in the Common Stock and Warrants. If the Underwriter makes a market in the Common Stock or Warrants, such activities may exert a dominating influence on the market and such activity may be discontinued at any time. The prices and liquidity of the Common Stock and Warrants may be significantly affected to the extent, if any, that the Underwriter participates in such market. See "Underwriting."

         Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. It is currently anticipated that the Company's Common Stock and Warrants will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in net tangible assets (total assets, other than goodwill, less total liabilities), and a $1,000,000 market value of the public float. In addition, continued inclusion requires two market-makers, a minimum bid price of $1.00 per share and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

         In addition, if the Common Stock and Warrants were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the Common Stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

         Potential Adverse Effect of Warrant Redemption. The Warrants are subject to redemption by the Company at any time upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $9.00, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants. "

         Possible Inability to Exercise Warrants. The Company intends to qualify the sale of the securities offered hereby in a limited number of states. Although certain exemptions in the securities laws of certain states might permit the Warrants to be transferred to purchasers in states other than those in which the Warrants are initially qualified, the Company will be prevented from issuing Common Stock in such states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held by purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Stock issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance the Company will be able to have a current prospectus in effect when this Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. See "Description of Securities -- Redeemable Warrants."

         Possible Restrictions on Market-Making Activities in the Company's Securities. The Company believes that the Underwriter intends to make a market in the Company's securities and may be responsible for a substantial portion of the market making activities in the Company's securities. Regulation M of the federal securities laws may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation; and for any period during which the Underwriter, or any affiliated parties, participate in a distribution of any securities of the Company for the account of the Underwriter or any such affiliate. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods, including while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the liquidity and market price of the Company's securities. See "Underwriting."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 1,000,000 Shares and 500,000 Warrants offered hereby are estimated to be $3,950,000 ($4,609,025 if the Underwriter's over-allotment option is exercised in full). The Company expects to use the net proceeds over the next 12 months approximately as follows:

                                                                                           Approximate
                                                                          Approximate     Percentage of
Application of Proceeds                                                  Dollar Amount    Dollar Amount
-----------------------                                                  -------------    -------------

Construction of new restaurants(1)..................................        $3,500,000         88.6%

Working capital and general corporate purposes(2)...................           450,000         11.4
                                                                            ----------        -----

         Total......................................................        $3,950,000        100.0%
                                                                            ==========       ======

--------------------
(1) Represents net proceeds allocated to construct three Lundy's restaurants. The Company estimates that the cost to construct a Lundy's restaurant will be approximately $1,500,000 per location (net of anticipated landlord contributions) and that the cost, if any, to open such restaurants in excess of the net proceeds of this offering allocated for such purpose will be financed through cash flow from operations, equipment and vendor financing and landlord development concessions and rent allowances. In connection with its expansion strategy, to the extent appropriate opportunities arise, the Company may use a portion of such proceeds to open high-volume landmark-type restaurants. In the event that cash flow from operations is insufficient or that the Company is unable to obtain adequate equipment, vendor or landlord financing, or other unexpected events occur, such as delays in identifying suitable locations, negotiating leases, obtaining permits or design and construction delays, the Company will not be able to open all of such locations in a timely manner, or at all. See "Business -- Expansion Strategy" and "-- Site Selection."

(2) Includes costs of general corporate overhead, capital expenditures for existing restaurants and maintaining inventory.

         If the Underwriter exercises its over-allotment option in full, the Company will realize additional net proceeds of $659,025, which will be added to the Company's working capital.

         The allocation of the net proceeds from this offering set forth above represents the Company's best estimate based upon its currently proposed plans and assumptions relating to its operations and certain assumptions regarding general economic conditions. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes.

         Based on the Company's current proposed plans and assumptions relating to the implementation of its expansion strategy (including the timetable of opening American Park and new Lundy's locations and the costs associated therewith), the Company anticipates that the net proceeds of this offering, together with anticipated cash flow from operations and equipment, vendor and landlord financing, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, construction delays or other difficulties) or the proceeds of this offering otherwise prove to be insufficient to fund operations and implement the Company's proposed expansion strategy, the Company could be required to seek additional financing sooner than anticipated. Because the Company's strategy is to open a limited number of high-volume restaurants, the costs associated with opening any such restaurant may vary substantially. Other than the ability to enter into bartering transactions with member dining clubs, the Company has no current arrangements with respect to, or potential sources of, additional financing, and it is not anticipated that any officers, directors or stockholders will provide any additional loans to the Company. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

                                    DILUTION

         The difference between the initial public offering price per Share and the adjusted net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on that date, by the number of shares of Common Stock outstanding on that date.

         As of June 29, 1997, the net tangible book value of the Company was $652,855 or $.26 per share of Common Stock. The Pro Forma Adjustments (see footnote 2 of "Prospectus Summary -Summary Financial Information") had no effect on the Company's net tangible book value. After giving effect to the sale of the 1,000,000 Shares and 500,000 Warrants being offered hereby (less underwriting discounts and commissions and estimated expenses of this offering), the adjusted net tangible book value of the Company as of June 29, 1997 would have been $4,602,855 or $1.32 per share, representing an immediate increase in net tangible book value of $1.06 per share of Common Stock to existing stockholders and an immediate dilution of $3.68 per share (or 73.6%) to new investors. The following table illustrates this dilution to new investors on a per share basis:


Public offering price...........................................         $5.00

   Pro forma net tangible book value before this offering.......  .26
   Increase attributable to this offering....................... 1.06
                                                                 ----

Adjusted net tangible book value after this offering............          1.32
                                                                         -----

Dilution to investors in this offering..........................        $ 3.68
                                                                         =====


         The following table sets forth, with respect to existing stockholders and new investors in this offering, a comparison of the number of shares of Common Stock issued by the Company, the percentage of ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share.

                                                                                             Total Cash
                                             Shares Purchased                            Consideration Paid
                                  ---------------------------------------       ------------------------------------
                                                                                                                         Average
                                                                                                                          Price
                                        Number            Percent                      Amount            Percent        Per Share
                                        ------            -------                      ------            -------        ---------
Existing stockholders............     2,500,000            71.4%                      $2,420,000          32.6%          $   .97
New Investors....................     1,000,000            28.6                        5,000,000          67.4              5.00
                                      ---------             ----                       ---------          ----
          Total..................     3,500,000            100.0%                     $7,420,000         100.0%
                                      =========            ======                     ==========         ======


         The above table assumes no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $5,750,000 for 1,150,000 shares of Common Stock, representing approximately 70.4% of the total consideration for 31.5% of the total number of shares of Common Stock outstanding.

         In addition, the table assumes no exercise of other outstanding stock options or warrants. As of the date of this Prospectus, there are also outstanding Selling Securityholders' Warrants to purchase an aggregate of 310,000 shares of Common Stock at an exercise price of $6.00, warrants to purchase 3,000 shares of Common Stock at an exercise price of $.01 per share, warrants to purchase 200,000 shares of Common Stock at an exercise price of $5.00 per share and outstanding stock options granted under the Option Plan to purchase an aggregate of 197,500 shares of Common Stock at an exercise price of $5.00 per share. To the extent that these options and warrants are exercised, there will be further dilution to new investors. See "Management -- 1997 Stock Option Plan," "Description of Securities" and "Underwriting."

                                 DIVIDEND POLICY

         The Company has never paid any dividends on its Common Stock, and the Board does not intend to declare or pay any dividends on its Common Stock in the foreseeable future. The Board of Directors currently intends to retain all available earnings (if any) generated by the Company's operations for the development and growth of its business. The declaration in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board and will depend upon a variety of factors, including the earnings, capital requirements and financial position of the Company and general economic conditions at the time in question. Moreover, the payment of cash dividends on the Common Stock in the future could be limited or prohibited by the terms of financing agreements that may be entered into by the Company (e.g., a bank line of credit or an agreement relating to the issuance of other debt securities of the Company) or by the terms of any Preferred Stock that may be issued and then outstanding. See "Description of Securities -- Capital Stock."

                                 CAPITALIZATION

         The following table sets forth the short-term debt and capitalization of the Company as of June 29, 1997, (i) on an actual basis, (ii) on a pro forma basis, giving effect to the Pro Forma Adjustments (see footnote 2 of "Prospectus Summary - Summary Financial Information") and (iii) as adjusted to give effect to the sale of the 1,000,000 Shares and 500,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom:


                                                                                June 29, 1997
                                                -----------------------------------------------------------------------------

                                                                 Actual                Pro Forma            As Adjusted
                                                                 ------                ---------            -----------


Short-term debt (including current portion of
  long-term debt and capitalized lease
  obligations)..................................                    $   838,659             $118,534          $     118,534
                                                                    ===========            =========              =========


Long term debt and capitalized
  lease obligations.............................                    $ 1,336,701           $3,056,826          $   3,056,826
                                                                    -----------            ---------              ---------


Stockholders' equity:

         Common Stock, $.0001 par value,
           19,000,000 authorized, 2,500,000
           shares issued and outstanding
           (actual), 2,500,000 shares issued
           and outstanding (pro forma),
           3,500,000 shares issued and
           outstanding (as adjusted)(1).........                            250                  250                    350

         Preferred Stock, $.0001 par value,
           issuable in series: 1,000,000
           shares authorized: no shares issued
           and outstanding......................                            ---                  ---                    ---

         Additional paid-in-capital.............                      3,132,799            3,132,799              7,082,699

         Accumulated deficit....................                     (2,480,194)          (2,480,194)            (2,480,194)
                                                                    -----------          -----------            -----------

             Total stockholders' equity.........                        652,855              652,855              4,602,855
                                                                    -----------           ----------            -----------

                  Total capitalization.........                   $   1,989,556           $3,709,681             $7,659,681
                                                                   ============           ==========             ==========

----------
(1) Does not include (i) 500,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 150,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) an aggregate of 310,000 shares of Common Stock reserved for issuance upon exercise of the Selling Securityholders' Warrants; (iv) 203,000 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants; (v) 197,500 shares of Common stock reserved for issuance upon exercise of outstanding options under the Option Plan; and (vi) 327,500 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plan. See "Management -- 1997 Stock Option Plan," "Description of Securities" and "Underwriting."

                             SELECTED FINANCIAL DATA

         The following table sets forth sets forth certain selected historical and pro forma financial data of the Company as of and for the dates indicated. The selected financial data as of September 29, 1996 and for the year ended September 29, 1996 have been derived from the financial statements set forth elsewhere in this Prospectus that have been audited by Maltese, Potter & LaMarca, LLP, independent auditors. The selected financial data for the nine months ended June 30, 1996 and June 29, 1997 are derived from the Company's unaudited financial statements for such period set forth elsewhere in this Prospectus, which reflect all adjustments (consisting only of normal recurring adjustments) necessary for a proper statement of the results for such period. The financial data set forth below is qualified by reference to and should be read in conjunction with the Company's financial statements, related notes and other financial information contained in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Statement of Operations:


                                                              Year Ended        Nine Months        Nine Months
                                                             September 29,     Ended June 30,     Ended June 29,
                                                                 1996               1996                1997
                                                             -------------     --------------     --------------


Sales...............................................           $11,847,088        $7,261,892          $8,902,628
Cost of sales.......................................             7,260,440         4,502,373           5,064,207
Gross profit........................................             4,586,648         2,759,519           3,838,421
Operating and administrative expenses...............             6,122,870         3,754,199           3,246,707
Income (loss) from operations.......................            (1,536,222)         (994,680)            591,714
Other expenses......................................             1,199,592         1,105,880             482,614
Net income (loss) from continuing operations........            (2,637,226)       (2,001,972)            109,100
Net income (loss)...................................            (2,607,084)       (1,971,830)            109,100
Net income (loss) per share from continuing
  operations (1)....................................                 (1.22)                                  .05
Net income (loss)...................................                 (1.21)                                  .05

Weighted average number of shares
  outstanding(1)....................................             2,160,676                             2,418,294




Balance Sheet Data:

                                                               September 29, 1996                  June 29, 1997
                                                               ------------------                  -------------

Working capital (deficit)..............................             $(2,026,787)                  $(2,131,423)
Total assets...........................................               4,728,868                     6,323,596
Total liabilities......................................               4,620,113                     5,670,741
Stockholders' equity...................................                 108,755                       652,855

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         The Company operates Lundy's, a high-volume, casual, upscale seafood restaurant located in Brooklyn, New York, and The Boathouse, a multi-use facility featuring an upscale restaurant and catering pavilion, located on the lake in New York City's Central Park. Lundy's and The Boathouse are high-profile locations which host many special events and receive extensive press coverage. The Company is also constructing American Park, which has been designed as a high-volume premium-quality restaurant to be located at the water's edge in Battery Park, a New York City landmark visited by approximately 4 million visitors during 1996.

         The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements, stating that they have been prepared assuming that the Company will continue as a going concern and that significant prior losses from operations raise substantial doubt about the Company's ability to continue as a going concern.

Results of Operations

         Nine Months Ended June 29, 1997 Compared to Nine Months Ended June 30, 1996

         Sales for the nine months ended June 29, 1997 were $8,902,628, an increase of $1,640,736, or 22.6%, as compared to $7,261,892 for the nine months ended June 30, 1996. Sales for Lundy's and The Boathouse for the nine months ended June 29, 1997 were $4,709,258 and $4,021,905, respectively, compared to $3,758,239 and $3,503,653, respectively, during the nine months ended June 30, 1996. The increase in sales for Lundy's was primarily due to Lundy's being opened for approximately seven months during the 1996 period, since Lundy's was opened in December 1995. The increase in sales for The Boathouse were primarily due to catering an increased number of special events. The Company's food, liquor and other sales for each of the nine months ended June 30, 1996 and June 29, 1997 accounted for 76.8%, 15.3% and 7.9%, respectively, of sales. During the nine months ended June 29, 1997, the Company also received $171,465 of income from MAT. See "Certain Transactions."

         Cost of sales for the nine months ended June 29, 1997 were $5,064,207, an increase of $561,834 or 12.5%, as compared to $4,502,373 for the nine months ended June 30, 1996. The increase in cost of sales was primarily attributable to increased sales.

         Gross profit for the nine months ended June 29, 1997 was $3,838,421, or 43.1% of sales, as compared to $2,759,519, or 38.0% of sales for the nine months ended June 30, 1996. The increase in gross profit as a percentage of sales was primarily attributable to reduced food and labor costs.

         Operating and administrative expenses for the nine months ended June 29, 1997 were $3,246,707, a decrease of $507,492, or 13.5%, as compared to
$3,754,199 for the nine months ended June 30, 1996. The decrease in operating and administrative expenses was primarily attributable to a restructuring of management responsibilities to focus on controlling costs and economies of scale and obtaining more favorable terms for supplies and services. During the nine months ended June 29, 1997, operating and administrative expenses were reduced by $71,670 of management income fee received under the Company's operating agreement with MAT. See "Certain Transactions."

         Other expenses for the nine months ended June 29, 1997 were $482,614, a decrease of $623,266, or 56.4%, as compared to $1,105,880 for the nine months ended June 30, 1996. Other expenses for the nine months ended June 29, 1997 consisted of $277,843 of interest expense and $204,771 of barter expense. Other expenses for the nine months ended June 30, 1996 consisted of a write-off of an advance to an affiliate of $542,463, $270,282 of interest expense and $293,135 of barter expense. The write-off of an advance represents cash advances and equipment transferred to Forest Avenue Corporation ("Forest") and deferred management fees due from Forest, an affiliate of Mr. Cretella and Jeanne Cretella, Vice President, a director and a principal stockholder of the Company, upon the sale of the assets of Forest to an unrelated third party, as the Company determined that such advances were uncollectible. See "Certain Transactions."

         During the nine months ended June 30, 1996, the Company received an income tax benefit of only 4% due to a deferred tax valuation allowance.

         As a result of the foregoing, income from continuing operations for the nine months ended June 29, 1997 was $109,100, as compared to a loss from continuing operations of $2,001,972 for the nine months ended June 30, 1996.

         Income from discontinued operations for the nine months ended June 30, 1996 were $30,142 (net of income taxes of $20,093). Discontinued operations were TAM's concession business which were spun-off into MAT. See "Certain Transactions."

         Net income for the nine months ended June 29, 1997 was $109,100, as compared to a net loss of $1,971,830 for the nine months ended June 30, 1996.

         Year Ended September 29, 1996

         Sales for the year ended September 29, 1996 were $11,847,088. Sales for Lundy's and The Boathouse were $5,694,382 and $6,152,706, respectively. Food, liquor and other sales accounted for 76.8%, 15.3% and 6.9%, respectively of the Company's sales.

         Cost of sales for the year ended September 29, 1996 were $7,260,440, consisting of direct labor and food costs. As a result, gross profit for the year ended September 29, 1996 was $4,586,648, or 38.7% of sales.

         Operating and administrative expenses were $6,122,870 for the year ended September 29, 1996.

         Other expenses for the year ended September 29, 1996 were $1,199,592, consisting of a write-off of an advance to an affiliate of $542,463, $363,994 of interest expense and $293,135 of barter expense. See "Certain Transactions."

         Net loss for the year ended September 29, 1996 was $2,607,084, consisting of a loss from continuing operations of $2,637,226 which was partially offset by income from discontinued operations of $30,142.

Liquidity and Capital Resources

         The Company's capital requirements have been and will continue to be significant and its cash requirements have been exceeding its cash flow from operations (at June 29, 1997, the Company had a working capital deficit of $2,131,423), due to, among other things, costs associated with development, opening and start-up costs of Lundy's and American Park and building a corporate infrastructure sufficient to support the Company's proposed expanded operations. As a result, the Company has been substantially dependent upon sales of its equity securities, loans from financial institutions and the Company's officers, directors and stockholders and bartering transactions with member dining clubs to finance a portion of its working capital requirements.

         During the nine months ended June 29, 1997, net cash increased by $39,828. Net cash provided by operating activities was $394,727, net cash used in investing activities was $984,450, relating to the acquisition of property and equipment primarily for American Park, and net cash provided from financing activities was $629,551, consisting primarily of long-term borrowings of $435,000 and proceeds of $200,000 from sales of equity securities.

         During the year ended September 29, 1996, net cash decreased by $81,138. Net cash used in operating activities was $367,823, net cash used in investing activities was $2,458,971, consisting primarily of the acquisition of property and equipment for Lundy's in connection with its opening in December 1995, and net cash provided by financing activities was $2,745,656, consisting primarily of proceeds of $1,638,936 from the sale of equity securities and $1,215,470 of long-term borrowings.

         The Company enters into bartering agreements with member dining clubs whereby member dining clubs advance cash to the Company in exchange for the Company's agreement to provide to the clubs' members food and beverages at a designated Company restaurant. The restaurant must permit the clubs' members to purchase food and beverages at rates between 160% and 200% of the amount advanced. Upon entering into the agreement, the Company records its obligation to provide food and beverages at the amount of the advance it receives. Upon a guest purchasing food or beverages, the Company records revenue for the amount of food and beverage purchased by the guest, and the barter discount as a barter expense.

         During 1995 and 1996, the Company borrowed an aggregate of $840,000 from Fleet Bank, N.A. Such loans were collateralized by the Company's principal executive offices, which are owned by Mr. Cretella, the warehouse leased by the Company and owned by Leisure Time Services, Inc. ("Leisure Time"), a company owned by Jeanne Cretella, and Mr. and Ms. Cretella's personal residence, and guaranteed by Mr. and Mrs. Cretella and Leisure Time. In June 1997, Mr. Cretella agreed to pay to Fleet $640,000 as payment for the amount owed by the Company ($720,125 as of June 30, 1997). In August 1997, Mr. Cretella paid to Fleet $140,000 as part of the settlement. Mr. Cretella paid the balance to Fleet in October 1997. As consideration for entering into the settlement, the Company issued to Mr. Cretella a promissory note in the principal amount of $720,125 which bears interest at the rate of 10% per annum, payable in monthly installments of $6,102, with the outstanding principal payable in October 2001 upon maturity of the note.

         During the year ended September 30, 1996, the Company issued and sold an aggregate of 510,084 shares of Common Stock and warrants to purchase 181,600 shares of Common Stock to 31 investors for which it received gross proceeds of approximately $1,980,000. Ernest and Madelina Cretella, the parents of Frank Cretella, purchased 13,785 shares of Common Stock and warrants to purchase 1,379 shares of Common Stock for an aggregate purchase price of $50,000. The holders of such warrants have agreed to convert such warrants into Selling Securityholders' Warrants upon the consummation of this offering.

         During the nine months ended June 29, 1997, the Company issued and sold 55,141 shares of Common Stock and warrants to purchase 27,571 shares of Common Stock to one investor at a purchase price of $200,000 and issued 59,602 shares of Common Stock and warrants to purchase 21,530 shares of Common Stock upon conversion of $235,000 of indebtedness owed to three individuals. The holders of such warrants have agreed to convert such warrants into Selling Securityholders' Warrants upon the consummation of this offering.

         In October 1997, Kayne Anderson Non-Traditional Investments, L.P. and ARBCO Associates, L.P. affiliates of Kayne Anderson Investment Management, Inc. (collectively, "Kayne Anderson"), loaned the Company an aggregate of $1,000,000. The loans bear interest at the rate of 10% per annum, payable quarterly commencing December 31, 1997, and are due May 31, 1999. Upon an event of default under the loans, the interest rate increases to 15% per annum and the Company would be required to pay to Kayne Anderson 25% of the operating profits from American Park on a monthly basis until the loan is fully repaid. The loan is guaranteed by Frank Cretella, President, Chief Executive Officer, a director and a principal stockholder of the Company, and the guarantee is secured by a pledge of 200,000 shares of Common Stock owned by Frank Cretella and Jeanne Cretella, Vice President, a director and principal stockholder of the Company. As partial consideration for the loans, the Company issued to Kayne Anderson warrants (the "KA Warrants") to purchase 200,000 shares of Common Stock. The KA Warrants are exercisable at a price of $5.00 per share (subject to adjustment under certain circumstances) and are exercisable at any time commencing 90 days following the date of this Prospectus. In connection with the loan, the Company agreed to use its best efforts to cause a representative designated by Kayne Anderson to be elected to the Company's Board of Directors. Kenneth Harris is Kayne Anderson's initial designee. See "Management."

         Based on the Company's current proposed plans and assumptions relating to the implementation of its expansion strategy (including the timetable of opening American Park and new Lundy's locations and the costs associated therewith), the Company anticipates that the net proceeds of this offering, together with anticipated cash flow from operations and equipment, vendor and landlord financing, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, construction delays or other difficulties) or the proceeds of this offering otherwise prove to be insufficient to fund operations and implement the Company's proposed expansion strategy, the Company could be required to seek additional financing sooner than anticipated. Other than the ability to enter into bartering transactions with member dining clubs, the Company has no current arrangements with respect to, or potential sources of, additional financing, and it is not anticipated that any officers, directors or stockholders will provide any additional loans to the Company. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.

Seasonality and Fluctuations in Quarterly Operating Results.

         The Company's business is seasonal. The restaurant and bicycle and rowboat rentals at The Boathouse currently are open only March through November, with dinner served in the restaurant May 1 through October 1. All of the seating of The Boathouse restaurant and a portion of the seating at Lundy's is outdoors. In addition, since Lundy's is a waterside location, it attracts more guests during the warmer weather months. As a result, the Company's restaurant sales generally increase from May through September, and decrease from November through March. See "Business."

         The Company also expects that future quarterly operating results will fluctuate as a result of the timing of and expenses related to the openings of new restaurants (as the Company will incur significant expenses during the months preceding the opening of a restaurant), as well as due to various factors, including the seasonal nature of its business, weather conditions in New York City, the health of New York City's economy in general and its tourism industry in particular. Accordingly, the Company's sales and earnings may fluctuate significantly from quarter to quarter and operating results for any quarter will not necessarily be indicative of the results that may be achieved for a full year.

                                    BUSINESS

         The Company operates Lundy's, a high-volume, casual, upscale seafood restaurant located in Brooklyn, New York, and The Boathouse, a multi-use facility featuring an upscale restaurant and catering pavilion, located on the lake in New York City's Central Park. Lundy's and The Boathouse are high-profile locations which host many special events and receive extensive press coverage. The Company is also constructing American Park, which has been designed as a high-volume premium-quality restaurant to be located at the water's edge in Battery Park, a New York City landmark visited by approximately 4 million visitors during 1996.

Lundy's

         Lundy's is a high-volume, casual, upscale seafood restaurant located in Brooklyn, New York. The Company opened Lundy's in December 1995, approximately 16 years after the original Lundy's restaurant closed. The original Lundy's, a storied Brooklyn landmark, originally opened in 1934 and is believed to have been the largest restaurant in the United States during the time it was open, with seating capacity for approximately 2,400 guests. The building which Lundy's occupies was declared a historic landmark building by the New York City Landmarks Preservation Commission in 1992.

         The Lundy' Concept

         The Lundy's concept is designed to appeal to a broad range of guests by serving generous portions of premium-quality seafood and other menu items and by combining a grand dining experience with friendly and efficient service in a high-energy environment. Lundy's commitment to offering its guests a casual, exciting dining experience is highlighted by its "exhibition" kitchen where all meals are cooked to order in view of its guests, a lobster pool from which guests can select their lobsters, an experienced waitstaff uniformed in crisp white linen jackets which are knowledgeable about the preparation of seafood and the history of Lundy's, a high waitstaff-to-customer ratio to assure attentive service and tables covered with multiple layers of colored linens covered with pristine white butcher paper.

         Menu

         Lundy's menu features a wide variety of fresh seafood items, including lobster, crab, shrimp, oysters, clams and daily fish specials, cooked to order in a variety of ways: steamed, sauteed, broiled, grilled, blackened and fried. In addition, Lundy's offers a selection of steaks, chicken dishes, pasta dishes, pizzas, appetizers, chowders, salads and desserts. Lundy's also offers full bar service, from which a variety of brand name alcohols, mixed drinks, wines and beers, including selected micro-brewed beers, can be ordered, at the bar or with table service. Lundy's feature menu selection is its "Shore Dinner," which consists of a chowder or salad; steamed or baked clams, lobster and chicken; fruit pie; and a beverage, for $21.95. The Company believes that Lundy's is widely recognized for its "signature" biscuits, chowders and apple and blueberry pies.

         The menu mix has been carefully developed to balance the higher priced items, such as lobster and fresh fish, with lower cost items, such as pizza and pasta dishes. Dinner entrees range in price from $7.95 to $28.95 and the average dinner check is approximately $32.00 per person.

         Design, Decor and Atmosphere

         Lundy's interior has been designed with a contemporary decor, rich polished woods and granite surfaces, accented with copper, pottery, brushed-stainless steel and earth tones, to impart "Old World" elegance and comfort. Lundy's offers guests several seating selections in its multi-level interior, which consists of an expansive, high-ceiling main dining area; a large upstairs dining room which is also used for special events and to cater private functions;

a mezzanine level cigar room which overlooks the main dining area; and a 30-foot long oyster and beverage bar; as well as outdoor seating.

         Facility Operations

         Lundy's occupies approximately 17,000 square feet and has a seating capacity of approximately 730 seats. Lundy's is open for dinner from 5:00 P.M. to 11:00 P.M. on weekdays (10:00 P.M. on Mondays) and for dining from 1:00 P.M. to 12:00 midnight on Sunday. Lundy's oyster and beverage bar and outside bar are also open during such hours and also from 12:00 noon to 5:00 P.M. on weekdays.

         In addition to the restaurant operations, Lundy's also houses a seafood laboratory where seafood is tested to assure quality and freshness, and a gift shop which carries a variety of "Lundy's" and "Brooklyn" themed merchandise, such as T-shirts and other clothing, hats, plates and coffee and beer mugs, as well as Lundy's chowders and sauces and seafood related products, such as lobster bibs, crackers and forks.

         During the year ended September 30, 1996 and nine months ended June 30, 1997, Lundy's sales were $5,694,382 and $4,709,258, respectively.

The Boathouse

         The Boathouse is a multi-use, lakeside facility which features an upscale restaurant and catering pavilion, located on the lake in New York City's Central Park.

         Restaurant

         The Boathouse restaurant provides customers a pleasurable dining experience in a comfortable, relaxed and romantic atmosphere and primarily al fresco seating. The restaurant serves eclectic American cuisine that changes according to season and consumer trends, emphasizing herbs grown fresh on site. The menu is limited in scope to permit the greatest attention to quality while offering sufficient breadth to appeal to a variety of taste preferences. The restaurant also offers full bar service. Dinner entrees range in price from $19.00 to $28.00 and the average dinner check is approximately $44.00 per person.

         The dining area occupies approximately 6,000 square feet of space and has a seating capacity of approximately 225 seats, most of which are covered, expanding approximately 150 feet alongside the Central Park lake. The restaurant is open from early March until the Sunday in early November on which the New York City Marathon is held.

         Catering Pavilion

         The catering pavilion is glass-enclosed, tented and heated. The catering pavilion occupies approximately 4,600 square feet of space, is surrounded by an english garden on two sides and resides a few feet from the Central Park lake. The catering pavilion hosts private functions for up to 500 persons year round.

         Other Attractions

         The Boathouse incorporates the following additional attractions:

         o Cocktail Area. The cocktail area offers full bar service at an approximately 21-foot long bar with waitress service and features a jazz band performing five nights a week. The cocktail area has a capacity of 150 persons, including 100 seats, and is open from March through early November.

         o The Boathouse Express. The Boathouse Express is a cafeteria-style convenience counter which serves specialty sandwiches, salads, baked goods and juices, as well as standard fast-food, such as hamburgers, hotdogs, french fries and sodas. The Boathouse Express has indoor and outdoor seating available for approximately 75 persons year round.

         o Carts and Kiosks. Approximately six to eight free standing carts and kiosks are strategically located on the facility's grounds offering a variety of food and beverage items, such as fresh fruit drinks, New York-style pretzels, pita sandwiches and espresso and cappuccino, from early March to early November.

         o        Rowboat and Bicycle Rentals and Venetian Gondola Rides.
                  Approximately 110 rowboats are available for rental by the hour on the Central Park lake and approximately 120 bicycles are available for rental by the hour or day from early March to early November. Additionally, Venetian gondola rides on the lake are available from early March to early November.

         o Merchandise Counter. The merchandise counter carries a variety of The Boathouse and other Central Park and New York City themed merchandised, including T-shirts, sweatshirts, hats and coffee mugs, as well as sundry items.

         o Shuttle Bus. The Boathouse operates a shuttle bus which transports guests between the facility and the Fifth Avenue and 72nd Street entrance to Central Park. The shuttle bus runs when the restaurant is opened for dinner and during special events at the catering pavilion.

         The Company operates The Boathouse pursuant to a 15-year license agreement with the City of New York Department of Parks and Recreation (the "Parks Department"). Pursuant to the license agreement, the Company is required to pay a fee to the Parks Department each license year (June 30 through the following June 29) equal to the greater of (i) $85,000 (increasing to $90,000 per year on June 30, 1998) or (ii) the sum of 13% of gross revenue from food and merchandise sales and 16% of gross revenues (increasing to 17% on June 30, 1999) from rowboat and bicycle rentals. The Company is required to maintain certain minimum levels of insurance with respect to the facility. The license agreement expires on June 29, 2000, provided that the Parks Department may terminate the license upon ten days written notice so long as the termination is not arbitrary or capricious.

         During the year ended September 29, 1996 and nine months ended June 29, 1997, The Boathouse's sales were $6,152,706 and $4,021,905, respectively.

American Park

         American Park has been designed as a high-volume premium-quality restaurant and is currently under construction in Battery Park, a New York City landmark visited by approximately 4 million visitors in 1996. The Company anticipates that American Park will open in January 1998.

         American Park has been designed with an urban mountain lodge motif, incorporating natural fabrics, slate, stone, wood and brick with modern-style furnishings, vibrant colors and designer lighting. Guests will have panoramic views of the New York City harbor and landmarks such as the Statute of Liberty, Ellis Island, Governor's Island and the downtown Manhattan skyline. American Park will offer seating selections in its main dining room, second floor dining room and bi-level outdoor patios.

         American Park is expected to serve contemporary American cuisine featuring wood-burning menu selections, such as steaks, whole fish, chicken and veal dishes. The lower-level outdoor patio will extend to the water's edge and is expected to incorporate a separate kitchen which serves selected items from the main restaurant menu and an expanded bar area. American Park will also feature a cigar lounge which will offer waitress service, and personal humidors which can be leased on an annual basis. The Company also intends to sell cigars and related paraphernalia in the cigar lounge.

         The Company intends to operate a free-standing kiosk as part of American Park which is expected to serve appetizers, sandwiches, cold beverages, beer and wine.

         In December 1994, the Company entered into a license agreement with the Parks Department to construct and operate a restaurant, American Park, in Battery Park. The Company is required to pay to the Parks Department a fee each license year (November 1 through the following October 31) equal to the greater of (i) $50,000 and (ii) 8% of gross receipts from the restaurant and 10% of gross receipts from merchandise sales (increasing to 12% on November 1, 1999). For the license year ended October 31, 1996, the license fee was $50,000. The Company anticipates that the license fee will increase substantially upon the opening of American Park. The Company is required to maintain certain level of insurance. The license agreement expires on October 31, 2015, provided, however, that the Parks Department may terminate the license upon 30 days written notice.

         American Park is approximately 18,300 square feet in size and is expected to have a seating capacity of approximately 750 seats, as well as capacity for approximately 75 persons standing in the bar area located on the lower-level outdoor patio.

Expansion Strategy

         The Company's strategy is to initially develop and operate a limited number of additional Lundy's restaurants. The Company intends to focus its expansion efforts in the New York City metropolitan area and other urban and upscale suburban areas, particularly those with a large population of transplanted New Yorkers, such as Southern Florida, Los Angeles, Chicago and Washington D.C. With a substantial portion of the proceeds of this offering (approximately $3,500,000), projected cash flow from operations and anticipated financing, including equipment and vendor financing and landlord development concessions and rent allowances, the Company intends to open three additional Lundy's restaurants during the 12 months following the consummation of this offering. The Company has limited experience in expanding its operations and there can be no assurance that it will be able to successfully do so.

         The Company's strategy is to capitalize on what it perceives to be a high consumer recognition of the Lundy's name in markets where there is a significant percentage of the population which remembers and had visited the old Lundy's restaurant. The Company anticipates that future Lundy's restaurants will incorporate the Lundy's concept into the existing building architecture to give each location the atmosphere of a long-standing restaurant.

         The Company's long-term plans include seeking to capitalize upon the Lundy's name by marketing food and related products by mail, such as chowders sauces, pies, cookbooks, lobster bibs, crackers and forks and "Lundy's" and "Brooklyn" themed T-shirts and other clothing items, hats, plates and coffee and beer mugs. In addition, in connection with its expansion strategy, the Company may seek to open additional, high-volume landmark type restaurants as appropriate opportunities arise.

Site Selection

         The choice of site selection is critical to the potential success of a particular restaurant. As a result, the Company devotes a significant amount of time and resources to identifying and analyzing potential sites. The Company seeks to identify locations in close proximity to upscale high-traffic, suburban residential neighborhoods, hotel complexes and/or urban business or entertainment centers. The Company also seeks to identify large spaces in tourist centers, such as government buildings, concession stands and offices in municipal parks which are not utilized to their potential. Additionally, to the extent opportunities arise, the Company seeks to identify waterfront locations, which type of location the Company believes has a synergy with the Lundy's concept and primarily seafood menu. The Company, however, has no commitments or understandings with respect to any proposed location.

         The Company generally seeks to lease properties with 12,000 to 20,000 square feet of total space and seating capacity for 400 to 750 persons. The Company anticipates that three to six months will typically be required to open a new Lundy's restaurant from the time a location is identified and a lease is negotiated.

         The Company believes that future Lundy's restaurants, will be destination restaurants, similar to its existing restaurants, and that customers will travel by automobile up to 15 to 30 minutes to the location.

         The Company anticipates that the cost of opening additional Lundy's restaurants, other than lease expenses, will average approximately $1,500,000 (net of anticipated equipment and vendor financing and landlord contributions), consisting of construction ($800,000), equipment ($350,000), smallwares ($100,000), furniture ($100,000), point-of-sales account and cash management system ($75,000), inventory ($60,000), cash and deposits ($15,000). The Company also anticipates that it will incur pre-opening expenses of approximately $300,000 for each new Lundy's restaurant it opens, which it intends to finance from working capital. Annual rental costs will vary significantly depending upon the geographic market and square footage. The Company will seek to negotiate landlord development concessions and rent allowances with respect to future locations. The Company anticipates that leases relating to future locations will be long-term (20 to 30 years) in duration.

Restaurant Operations

         Management and Employees

         Each location's operations is managed by a general manager and managers for certain operations of the location, such as kitchen, dining room (waiters and busboys), office (administration) and catering. Each location's staff consists of approximately 160 employees. Because the restaurant and certain other operations at The Boathouse are not open year round, the Company is required to hire new personnel annually for The Boathouse. The Company is currently refining its management bonus plan which will provide for bonuses based on the financial results of the manager's particular location.

         Service and Guest Satisfaction

         The Company believes that providing friendly, courteous, efficient service is critical to the long-term success of each location. The Company will attempt to recruit managers for future locations with significant experience in the restaurant industry. The Company is currently refining its training program in anticipation of opening additional Lundy's restaurants to teach restaurant managers to promote the Company's team-oriented atmosphere among restaurant employees, with emphasis on preparing and serving food in accordance with strict standards and providing friendly, courteous and attentive service. Each location's staff is trained on site by location managers and other designated employees. The Company believes that the selection and training of its location managers and staff result in friendly, courteous, efficient guest service which contributes to a pleasurable dining experience for the guest.

         The Company monitors each location's service and guest satisfaction. The Company maintains a guest service department which contacts several guests from each location's previous night's reservation list to inquire about their dining experiences. The guest service department also contacts each party which utilizes the Company's catering services to obtain feedback about their experiences. The Company also maintains a toll-free telephone line for guests to call with complaints or suggestions about the Company's locations. All calls are personally responded to by an executive officer of the Company. The Company utilizes guest feedback to continually improve its service, update its menu selections and otherwise improve its operations.

         Purchasing

         Obtaining a reliable supply of quality seafood and other food and beverage items at competitive prices is critical to the Company's success. The Company has formed long-term relationships with several seafood suppliers, fish markets and operators of fishing boats. Each restaurant purchases its own supply of food and beverage items through a central purchasing department which maintains a list of approved suppliers. The Company regularly sends buyers to local seafood markets to purchase fresh seafood. In addition, the Company regularly arranges to purchase a fishing boat's day catch of lobsters and select fish, reducing its price per pound and ensuring superior quality. The Company maintains a current database of suppliers and continuously updates supplier's pricing to enable its restaurants to obtain the lowest prices available from Company-approved suppliers.

         The Company believes its diverse menu selection reduces the risk and minimizes the effect of the shortage of any seafood products. The Company has been able to anticipate and react to fluctuations in food costs through selected menu price adjustments, purchasing seafood directly from numerous suppliers, fish markets and fishing boats and promoting certain alternative menu selections (in response to availability and price of supply). To date, the Company generally has not experienced any significant delays in receiving its food and beverage inventories, restaurant supplies or equipment.

         Quality Control

         The Company maintains a continuous inspection program for all of its seafood purchases. Each shipment of seafood and other food items is inspected for quality and weight by the restaurant steward. All food items must be purchased from Company-approved suppliers. In addition, Lundy's houses a seafood laboratory where shipments of seafood are randomly tested to assure quality.

         The restaurants' management are responsible for properly training employees and ensuring that the Company's restaurants are operated in accordance with strict health and quality standards. Each restaurant employee is educated as to the correct handling and proper characteristics of each product. Compliance with the Company's quality standards are monitored by periodic on-site visits and formal periodic inspections by management and third-party food sanitation consultants. The Company believes that its inspection procedure and its employee training practices assist the Company in maintaining high standards of quality for the food and services it provides.

         Restaurant Reporting

         The Company maintains financial and accounting controls for each restaurant through a central point-of-sale, accounting and cash management systems. Sales data is collected daily, and store managers are provided with daily sales, cash and inventory information for their respective restaurants. The point-of-sale, accounting and cash management systems enables both store-level management and senior management to quickly react to changing sales trends, better manage food, beverage and labor costs, minimize theft and improve the quality and efficiency of accounting and audit procedures.

Catering Operations

         The Company's restaurants offer high-quality professional, on-premise and off-premise catering services. Each restaurant provides its own catering services and specially designs menus to the guests requirements. Lundy's upstairs dinning room is used to cater private functions and has a capacity of 200 persons. In addition to catering private functions in the banquet area, The Boathouse caters larger functions of up to 1,000 persons in the combined space of the catering pavilion and restaurant. The Company anticipates offering catering services at American Park in its upstairs dining room, as well as at other restaurants opened in the future.

         In April 1997, the Company entered into a five-year agreement with Bay Cruises LLC ("Bay Cruises") to act as exclusive caterer for all entertainment cruises conducted by Bay Cruises from any location in the New York metropolitan area. Bay Cruises conducts entertainment cruises aboard the Liberty I yacht. The Company provides several breakfast, lunch and dinner menu selections and is paid an amount based on the number of guests for catered cruises and based on the number of meals served for non-catered cruises. The Company may terminate the agreement upon sixty days notice.

         During the year ended September 29, 1996 and nine months ended June 29, 1997, Lundy's catered 59 and 111 private functions, respectively, and The Boathouse catered 284 and 208 private functions, respectively.

Advertising and Marketing

         The Company employs a marketing strategy that seeks continuous visibility and name recognition through the use of local radio, print and billboard advertisements, as well as community events, for each restaurant. The Company contracts with public relations and advertising agencies to more effectively coordinate its advertising efforts. The Company also publishes and distributes a quarterly newsletter which apprises readers of upcoming events at the Company's restaurants and recent celebrity guests, answers guests' food, wine and restaurant etiquette questions and provides recipes.

         Each restaurant engages in community-based promotions designed to promote the restaurant and foster goodwill within the community. Each restaurant participates in the Company's "make a dent with 10%" program whereby 10% of the proceeds from three designated tables from the restaurant are donated to local charities.

         Lundy's and The Boathouse are high-profile locations which host many special events and receive extensive press coverage. Lundy's and The Boathouse have been featured in several magazines, including Gourmet, Travel & Leisure and The New York Times Magazine, and have been the subject of several television news stories. As a result, these restaurants receive a great deal of publicity in addition to the publicity obtained from the Company's advertising efforts.

Competition

         The restaurant industry is intensely competitive with respect to price, service, location and food quality and variety. There are many well-established competitors with substantially greater financial and other resources than the Company, as well as a significant number of new market entrants. Such competitors include national, regional and local full-service casual dining chains, many of which specialize in or offer seafood products, as well as single location restaurants. Some of the Company's competitors have been in existence for substantially longer periods than the Company, may be better established in the markets where the Company's restaurants are or may be located and engage in extensive advertising and promotional campaigns, both generally and in response to efforts by competitors to open new locations or introduce new concepts or menu offerings. The Company can also be expected to face competition from a broad range of other restaurants and food service establishments which specialize in a variety of cuisines.

Intellectual Property

         The Company's business prospects will depend largely upon the Company's ability to capitalize on favorable consumer recognition of the Lundy's name. Although the Company holds a trademark registration for use of the Lundy's name by the U.S. Patent and Trademark Office, there can be no assurance that the Company's marks do not or will not violate the proprietary rights of others or that the Company's marks would be upheld, or that the Company would not be prevented from using its marks, if challenged, any of which could have an adverse effect on the Company.

         The Company also relies on trade secrets and proprietary know-how, and employs various methods, to protect its concepts and recipes. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts and recipes. The Company does not maintain confidentiality and non-competition agreements with all of its executives, key personnel or suppliers. There can be no assurance that the Company will be able to adequately protect its trade secrets.

Government Regulation

         The Company is subject to extensive state and local government regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various regulations relating to the sale of food and beverages, sanitation, disposal of refuse and waste products, public health, safety and fire standards. The Company's restaurants are subject to periodic inspections by governmental agencies to assure conformity with such regulations. Difficulties or failure in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant, and the suspension of, or inability to renew, a license at an existing restaurant would adversely affect the operations of the Company. Restaurant operating costs are also affected by other government actions which are beyond the Company's control, including increases in the minimum hourly wage requirements, workers compensation insurance rates, health care insurance costs and unemployment and other taxes.

         The Federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company's restaurants are currently designed to be accessible to the disabled, and the Company believes that it is in compliance with all current applicable regulations relating to accommodations for the disabled.

         The Company is subject to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. New York law currently provides that a vendor of alcoholic beverages may be held liable in a civil cause of action for injury or damage caused by or resulting from the intoxication of a minor (under 21 years of age) if the vendor willfully, knowingly and unlawfully sells or furnishes alcoholic beverages to the minor and knows that the minor will soon thereafter be driving a motor vehicle. A vendor can similarly be held liable if it knowingly provides alcoholic beverages to a person who is in a noticeable state of intoxication, knows that person will soon thereafter be driving a motor vehicle and injury or damage is caused by that person.

Insurance

         The operation of restaurants subjects the Company to possible liability claims from others, including customers, employees and other service providers for personal injury (resulting from, among other things, contaminated or spoiled food or beverages, accidents or injuries caused by intoxicated persons served alcoholic beverages by a restaurant). The Company maintains insurance (with coverage in amounts up to $1,000,000 per occurrence and $5,000,000 of umbrella liability coverage), including insurance relating to personal injury, in amounts which the Company believes to be adequate. The Company also maintains property insurance for each location it operates in amounts it believes to be adequate. Nevertheless, a partially or completely uninsured claim against the Company, if successful, could have a material adverse effect on the Company.

Properties

         The Company leases approximately 2,500 square feet of space in Staten Island, New York for its executive offices from Frank Cretella, Chief Executive Officer, President, a director and a principal stockholder of the Company. The current annual rent payable under the lease is currently $37,500 and increases by 1.5% per annum commencing January 1998. The lease expires December 31, 2001. The Company believes that this lease is on commercially reasonable terms. See "Certain Transactions."

         The Company leases 16,505 square feet of space in Sheepshead Bay, Brooklyn, New York, where Lundy's is located pursuant to a lease which expires in 2014. The current annual rent payable under the lease is $300,000 during 1997. Upon the expiration of the lease, the Company has two 10-year renewal options.

         The Company leases an approximately 6,000 square feet warehouse in Bayonne, New Jersey, from Leisure Time Services, Inc., a company wholly-owned by Jeanne Cretella, Vice President, a director and a principal stockholder of the Company. The annual rent payable under the lease is currently $30,000 and increases by 1.5% per annum commencing January 1998. The Company believes that this lease is on commercially reasonable terms. See "Certain Transactions."

         The Company operates The Boathouse in Central Park, New York City pursuant to a license from the Parks Department which expires in June 2000.

         The Company has a license from the Parks Department to operate American Park in Battery Park, New York City. The license expires in 2015.

Employees

         As of September 1, 1997, the Company employed 554 persons, of whom 26 were in management and 528 were in non-management restaurant operations. Approximately 34 of those individuals were employed on a salary basis. The Company believes its employee relations to be good. None of the Company's employees is covered by a collective bargaining agreement.

Legal Proceedings

         The operation of restaurants and rowboat and bicycle rentals subjects the Company to potential claims from others, including customers, employees and other service providers for personal injury (resulting from, among other things, contaminated or spoiled food or beverages and accidents). The Company is a defendant in several lawsuits arising in the ordinary course of its business relating to personal injury claims by plaintiffs which are seeking damages substantially in excess of the Company's assets and insurance coverage. The lawsuits are being handled by the Company's insurance carriers. Although the Company is vigorously defend each lawsuit, since each lawsuit is in an early stage, the Company is unable at this time to evaluate the likelihood of an unfavorable outcome or to estimate the range of potential loss with respect to any of such lawsuits. There can be no assurance that any of such actions will be resolved in favor of the Company or that the outcome of any litigation or settlement will not have a material adverse effect on the Company.

         In the ordinary course of business, the Company is a party to other legal proceedings, the outcome of which, either singly, or in the aggregate, is not expected to be material.

                                   MANAGEMENT

Directors and Executive Officers

         The following are the directors and executive officers of the Company:

               Name           Age    Position
               ----           ---    --------

         Frank Cretella       39     President, Chief Executive Officer and Director
         Jeanne Cretella      39     Vice President and Director
         Anthony B. Golio     37     Vice President
         Kenneth L. Harris    55     Chairman of the Board

         Frank Cretella co-founded the Company's predecessor in 1981 and has been President, Chief Executive Officer and a director of the Company since inception.

         Jeanne Cretella co-founded the Company's predecessor in 1981, and has been Vice President, Secretary and a director of the Company since inception. Ms. Cretella is the wife of Frank Cretella.

         Anthony B. Golio has been Vice President of the Company since October 1997. In June 1996, Mr. Golio founded The Pineapple Group Inc., a consulting company to the restaurant industry. From February 1994 until October 1996, Mr. Golio was director of operations of Whiskey River Restaurant Group, a restaurant holding company. From January 1991 through February 1994, Mr. Golio was Vice President - Operations and Marketing of HMG, Inc., a restaurant holding company. From 1988 to 1991, Mr. Golio was manager of guest services in the food service division of the New York Zoological Society. From 1984 to 1988, Mr. Golio was area manager of Chi-Chi's Restaurants, Inc.

         Kenneth L. Harris has been Chairman of the Board since June 1997. Since January 1995, Mr. Harris has been President and Chief Executive Officer of Platinum Restaurant Group, a management consulting firm. From February 1994 through January 1995, Mr. Harris was Chief Operating Officer of HOB Entertainment, Inc., a theme restaurant company. From January 1975 through January 1994, Mr. Harris was employed by W.R. Grace & Co. ("Grace") and its subsidiary, Restaurant Enterprises Group, Inc. ("REGI"), most recently as President and Chief Executive Officer of REGI's Dinnerhouse division. In 1994, REGI filed for bankruptcy under Chapter 11 in the United States Bankruptcy Court, as part of a pre-packaged plan in connection with Grace's sale of such subsidiary. Mr. Harris is the designee of Kayne Anderson.

         The Company intends to appoint two independent directors prior to the date of this Prospectus.

         All directors currently hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Executive officers of the Company serve at the direction of the Board and until their successors are duly elected and qualified. The Company reimburses directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company but does not pay its directors any fees for Board participation.

         In connection with this offering, the Company has agreed that it will, for a period of three years following the date of this Prospectus, upon the request of the Underwriter, nominate and use its best efforts to elect a designee of the Underwriter (which designee may change from time to time) as a director of the Company or, at the Underwriter's option, appoint such designee as a non-voting advisor to the Company's Board of Directors. The Underwriter has not yet exercised its rights to designate such a person. See "Underwriting."

Executive Compensation

         The following table sets forth certain compensation paid by the Company during the fiscal year ended September 29, 1996 to Frank Cretella, its President and Chief Executive Officer. No other officer of the Company received compensation in excess of $100,000 for the fiscal year ended September 29, 1996.


                           Summary Compensation Table

                                                                                   Annual Compensation
                                                                          ----------------------------------------------
                                                                                                            Other Annual
Name and Principal Position                             Year              Salary           Bonus            Compensation
---------------------------                             ----              ------           -----            ------------

Frank Cretella
  President and Chief Executive Officer..............   1996              $168,000         $ 0                  $2,000


During the fiscal year ended September 28, 1997, Frank Cretella received compensation of $150,000. The Company did not grant any options to its executive officers during the years ended September 29, 1996 and September 28, 1997.

Employment Agreements

         The Company has entered into three-year employment agreements with Frank Cretella and Jeanne Cretella, effective as of the date of this Prospectus, which is automatically renewable and provides for an annual base compensation of $175,000 and $75,000, respectively, and such bonuses as the Board of Directors may from time to time determine. Each of the employment agreements requires the officer to devote a majority of such officer's business time to the Company's business and affairs and contains a provision that such officer will not compete or engage in a business competitive with the current or anticipated business of the Company during the term of the employment agreement and for a period of one year thereafter. Each of the agreements also provides that if the officer is terminated without cause (including as a result of a change in control), such officer will be entitled to receive severance pay equal to the base compensation through the term of the agreement, provided that if such officer is terminated during the third year or the last year of any renewal term, such officer will be entitled to receive additional compensation equal to the base compensation received from the Company during the one-year period prior to the date of termination.

Consulting Agreement

         In July 1996, the Company entered into a two-year consulting agreement with Kenneth L. Harris, Chairman of the Board of the Company, pursuant to which Mr. Harris (through Platinum Restaurant Group, a company wholly owned by Mr. Harris) has provided strategic planning, restaurant operations, marketing and site evaluation consulting services for a fee equal to $2,500 per month through December 1997 and $5,000 per month thereafter. The agreement is automatically renewable for successive one-year periods, unless either party gives written notice of its intention not to renew the agreement at least 30 days prior to the end of the term or renewal term. In addition, pursuant to the consulting agreement, the Company agreed to pay to Mr. Harris $50,000 as payment for consulting services rendered to the Company prior to entering into the consulting agreement. Such payment is due July 1998.

1997 Stock Option Plan

         In October 1997, the Company's stockholders approved a stock option plan (the "Option Plan") pursuant to which 525,000 shares of Common Stock have been reserved for issuance upon the exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) nonqualified options. ISOs may be granted under the Option Plan to officers and employees of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

         The purpose of the Option Plan is to encourage stock ownership by certain directors, officers and employees of the Company and other persons instrumental to the success of the Company. The Option Plan is intended to qualify under Rule 16b-3 under the Exchange Act, and is administered by the Board of Directors. The Board, within the limitations of the Option Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, and the time, manner and form of payment upon exercise of an option.

         ISOs granted under the Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Non-qualified options granted under the Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). All options granted under the Option Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

         The Company has granted options under the Option Plan, effective as of the date of this Prospectus, to purchase an aggregate of 197,500 shares. Of such options, options to purchase 50,000, 50,000, 35,000 and 15,000 shares were granted to Mr. Cretella, Ms. Cretella, Mr. Harris and Mr. Golio, respectively, at an exercise price of $5.00 per share. All of such options vest as to 50%, 25% and 25% of the shares covered thereby on the first, second and third anniversary of the date of this Prospectus, respectively, are exercisable upon vesting and expire ten years from the date of grant, subject to earlier expiration upon termination.

         The Company also intends to grant options under the Option Plan to purchase 5,000 shares of Common Stock to each non-employee director of the Company upon their re-election by the Company's stockholders at each annual meeting of the Company's stockholders. All of such options will be exercisable at the market value of the Common Stock on the date of grant.

Indemnification and Exculpation Provisions

         The Company's Certificate of Incorporation provides for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, under the Company's Certificate of Incorporation, no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The Company has also obtained directors and officers insurance.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information, immediately prior to the consummation of this offering and as adjusted to reflect the sale by the Company of the 1,000,000 Shares offered hereby (based on information obtained from the persons named below), relating to the beneficial ownership of shares of Common Stock by: (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group.

                                                                                       Percentage of Shares
                                                                                         Beneficially Owned(2)
                                                                                    ------------------------------
                                                       Number of Shares
Name and Address of Beneficial                           Beneficially                Before                  After
Owners(1)                                                    Owned                  Offering               Offering
---------                                                    -----                  --------               --------

Frank Cretella.................................          1,679,235(3)                 67.2%                   48.0%

Jeanne Cretella................................          1,679,235(3)                 67.2                    48.0

Peter J. Salvatore(4)..........................            176,371(5)                  7.0                     5.0

Kenneth L. Harris..............................            110,282(6)                  4.4                     3.2

All directors and executive officers as a
group (four persons)...........................          1,803,302(7)                 72.1%                   51.5%

----------

(1) Unless otherwise indicated, the address for each named individual or group is in care of TAM Restaurants, Inc., 1163 Forest Avenue, Staten Island, New York 10310.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised and converted. Assumes a base of 2,500,000 shares of Common Stock outstanding prior to this offering and a base of approximately 3,500,000 shares of Common Stock outstanding immediately after this offering, before any consideration is given to other outstanding options or warrants. See "Description of Securities."

(3) Represents shares held jointly by Frank Cretella and Jeanne Cretella. Does not include (i) options to purchase 50,000 shares of Common Stock held by Frank Cretella, (ii) options to purchase 50,000 shares of Common Stock held by Jeanne Cretella and (iii) 4,724 Selling Securityholders' Warrants held by Jeanne Cretella.

(4) The address for Mr. Salvatore is 35 Seagate Road, Staten Island, New York 10310.

(5) Includes 6,082 shares of Common Stock held by Peter and Gail Salvatore Foundation, Inc., a trust of which by Mr. and Mrs. Salvatore are the beneficiaries. Does not include Selling Securityholders' Warrants to purchase 88,191 shares of Common Stock.

(6)      Does not include options to purchase 25,000 shares of Common Stock.

(7) Does not include options to purchase an aggregate of 135,000 shares of Common Stock.

                              CERTAIN TRANSACTIONS

         Prior to January 1994, Ernest Cretella, father of Frank Cretella, President, Chief Executive Officer, a director and a principal stockholder of the Company, loaned the Company $100,000. In January 1994, Ernest Cretella borrowed $125,000 from a bank and secured the loan by mortgaging his personal residence. Ernest Cretella loaned the Company the proceeds of the bank loan, from which the Company repaid $50,000 of the outstanding indebtedness owed to Ernest Cretella, and the Company agreed to make Ernest Cretella's mortgage payments to the bank. In September 1995, Ernest Cretella converted the additional $50,000 principal amount of indebtedness owed to him into 25,000 shares of Common Stock and 2,500 warrants. Upon consummation of this offering, the warrants will convert into New Warrants. In July 1996, Ernest Cretella, loaned the Company an additional $55,000. Such loan bears interest at the rate of 10% per annum, payable quarterly, and is due June 30, 1998.

         In March 1994, the Company entered into a lease agreement to sublease the space where Lundy's is located. Frank Cretella personally guaranteed the Company's obligations to pay rent during the time which it occupies the leased premises.

         During 1994, Frank Cretella loaned the Company $12,500. In September 1996, Mr. Cretella borrowed $65,000 from the Company. During the nine months June 29, 1997, Mr. Cretella repaid the $52,500 owed to the Company.

         During 1995 and 1996, the Company borrowed an aggregate of $840,000 from Fleet Bank, N.A. Such loans were collateralized by the Company's principal executive offices, which are owned by Mr. Cretella, the warehouse leased by the Company and owned by Leisure Time Services, Inc. ("Leisure Time"), a company owned by Jeanne Cretella, Vice President, director and a principal stockholder of the Company, and Mr. and Ms. Cretella's personal residence, and guaranteed by Mr. and Mrs. Cretella and Leisure Time. In June 1997, Mr. Cretella agreed to pay to Fleet $640,000 as payment for the amount owed by the Company ($720,125 as of June 30, 1997). In August 1997, Mr. Cretella paid to Fleet $140,000 as part of the settlement. Mr. Cretella paid the balance to Fleet in October 1997. As consideration for entering into the settlement, the Company issued to Mr. Cretella a promissory note in the outstanding principal amount of $720,125 which bears interest at the rate of 10% per annum, payable in monthly installments of $6,102, with the outstanding principal payable in October 2001 upon maturity of the note.

         Prior to his employment by the Company, from October 1996 through September 1997, Anthony Golio, Vice President of the Company, provided consulting services to the Company through The Pineapple Group, Inc., a restaurant consulting firm, wholly-owned by Mr. Golio, for which he was paid an aggregate of $88,000. Such consulting services included organizational and managerial training, labor and cost management, negotiating with vendors and creating and refinancing management programs.

         In June 1996, the Company borrowed $88,000 from Joseph De Giulio, father of Jeanne Cretella. Interest is payable in monthly installments of $733 and the principal is due on June 22, 2001.

         As of September 1996, the Company had made advances and transferred equipment to Forest Avenue Corporation ("Forest") and deferred management fees due from Forest in the aggregate of $542,463. In September 1996, the assets of Forest were sold to an unrelated third party, and since the proceeds from the sale of such assets were insufficient to repay the amounts due to the Company, the Company deemed such amount to be uncollectible and wrote off such amount.

          Effective September 29, 1996, the Company acquired all of the outstanding capital stock of TAM, Bay Landing and Shellbank (the "Acquisition"). Frank and Jeanne Cretella were officers, directors and sole stockholders of TAM, Bay Landing and Shellbank prior to the Acquisition. In connection with the Acquisition, Mr. and Mrs. Cretella received 1,679,235 shares of Common Stock. Immediately prior to the Acquisition, Frank Cretella formed MAT Operating Corp. ("MAT") and, in connection with the Acquisition, the assets relating to TAM's food concession operations were transferred to MAT.

         In October 1996, the Company entered into a 10-year operating agreement with MAT, a company wholly-owned by Frank Cretella, to manage the food concessions at the Central Park Zoo and the Staten Island Zoo in New York City for which the Company receives a management fee equal to 5% of gross sales. During the nine months ended June 29, 1997, the Company received $171,465 in fees from MAT, consisting of an initial fee of $125,000 relating to the formation of MAT and establishment of operations relating to the operating agreement, $35,862 of management fees and $10,603 of interest and other income. Since October 1, 1996, MAT has advanced to the Company an aggregate of $117,922 which is being offset against future management fees.

         In October 1996, the Company loaned to Leisure Time $153,863, pursuant to a note which is payable in monthly installments of $1,996.01, that bears interest at a rate of 9.56% per annum and expires on October 1, 2006. The Company loaned to Leisure Time an additional $20,670, which was repaid during the nine months ended June 29, 1997.

         In October 1996, the Company entered into a lease agreement with Mr. Cretella, pursuant to which the Company leases its executive offices in Staten Island, New York. Annual rent under the lease is $37,500 per year, increasing by 1.5% each year commencing January 1, 1998. The lease expires on December 31, 2001. The Company believes that this lease is on commercially reasonable terms.

         In October 1996, the Company entered into a lease agreement with Leisure Time, pursuant to which the Company leases a warehouse in Bayonne, New Jersey. Annual rent under the lease is $30,000 per year, increasing by 1.5% each year commencing January 1, 1998. The lease expires on December 31, 2001. The Company believes that this lease is on commercially reasonable terms.

         From time to time the Company has entered into equipment financing leases which have been guaranteed by Mr. Cretella and/or Leisure Time.

         Any future transactions with affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested directors and, to the extent deemed appropriate by the Board of Directors, the Company will obtain stockholder approval or fairness opinions in connection with any such transaction.

                            DESCRIPTION OF SECURITIES

Capital Stock

         General

         The Company is authorized to issue 19,000,000 shares of Common Stock, par value $.0001 per share, and 1,000,000 shares of Preferred Stock, par value $.0001 per share. As of the date of this Prospectus, there are 2,500,000 shares of Common Stock outstanding, held by approximately 51 stockholders of record, and no shares of Preferred Stock outstanding.

         Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. There is no cumulative vote with respect to the election of directors, with the result that the holders of 50% or more of the shares vote for the election of directors can elect all of the directors then up for election. The holders of Common Stock, subject to preferences that may be applicable to any Preferred Stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the right of the holders of any shares of Preferred Stock which the Company may designate in the future.

         Preferred Stock

         The Company is authorized to issue 1,000,000 shares of Preferred Stock from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, prevent or substantially delay a change of control, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

Redeemable Warrants

         Each Warrant offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase one share of Common Stock at a price of $6.00, subject to adjustment in certain circumstances, at any time commencing _________, 1999 (13 months following the date of this Prospectus) (or on such earlier date as to which the Underwriter consents) until 5:00 p.m., Eastern Time on_______, 2003. The Warrants will be separately transferable immediately upon issuance.

         The Warrants are redeemable by the Company at any time commencing ______________, 1999 (13 months following the date of this Prospectus) upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $9.00 subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the consent of the Underwriter to such redemption prior to the Call Date. The Warrant Holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants will be issued in registered form under a warrant agreement by and among the Company, Continental Stock Transfer & Trust Company, as warrant agent, and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

         The Warrants may be exercised upon surrender of the Warrant certificate during the exercise period at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Stock.

         No Warrant will be exercisable unless at the time of exercise the Company has declared effective a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

         No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him, the Company will pay to such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

Other Existing Warrants

         There are currently outstanding warrants to purchase an aggregate of 310,000 shares of Common Stock all of which are being converted into Selling Securityholders' Warrants. The Selling Securityholders' Warrants will be identical to the Warrants. There are other outstanding warrants to purchase (i) 3,000 shares at an exercise price of $.01 which are exercisable until October 23, 2002 and (ii) 200,000 shares at an exercise price of $5.00 per share which are exercisable commencing 90 days from the date of this Prospectus until October 31, 2002. The Company granted certain registration right to the holder of the warrants to purchase 200,000 shares of Common Stock.

Delaware Anti-Takeover Law

         The Company is subject to certain anti-takeover provisions under
Section 203 of the Delaware General Corporation Law. In general, under Section 203, a Delaware corporation may not engage in any business combination with any "interested stockholder" (a person that owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation or is an affiliate of a corporation and was the owner of 15% or more of the outstanding voting stock), for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if the corporation's initial certificate of incorporation contains a provision expressly electing not to be governed by this section or the corporation by action of its stockholders holding a majority of outstanding stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

         The Company has not elected out of Section 203, and upon consummation of this offering and the listing of Common Stock on Nasdaq. Such provision could have the effect of discouraging, delaying or preventing a takeover of the Company, which could otherwise be in the best interest of the Company's stockholders, and have an adverse effect on the market price for the Company's Common Stock.

Transfer Agent and Warrant Agent

         The transfer agent for the Common Stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

Reports to Stockholders

         The Company intends to file a registration statement with the Securities and Exchange Commission to register its Common Stock and Warrants under the provisions of Section 12(g) of the Exchange Act prior to the date of this Prospectus and has agreed with the Underwriter that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of this offering, the Company will have 3,500,000 shares of Common Stock outstanding (assuming no exercise of the Warrants). All 1,000,000 of the Shares being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. The remaining 2,500,000 shares of Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were acquired by the stockholders of the Company in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Approximately 2,461,076 of the restricted shares will become eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule, 90 days following the date of this Prospectus and the balance of such restricted shares will become eligible for sale under Rule 144, subject to the volume limitations presented by the Rule, in May 1998.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         The holders of 267,325 shares of Common Stock and the holders of the 310,000 Selling Securityholders' Warrants and 3,000 other outstanding warrants have agreed not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of such securities for a period of 15 months from the date of this Prospectus without the Underwriter's prior written consent. The holders of 253,002 shares of Common Stock and the holders of 200,000 outstanding warrants have agreed not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of such shares for a period of 18 months from the date of this Prospectus without the Underwriter's prior written consent. The holders of 1,979,673 shares of Common Stock (including the officers and directors of the Company) have agreed not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of such shares for a period of 24 months from the date of this Prospectus without the Underwriter's prior written consent.

         Prior to this offering, there has been no market for the Common Stock or Warrants and no prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock and the Warrants prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and the Warrants and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.


                                  UNDERWRITING

         Paragon Capital Corporation (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 1,000,000 Shares and 500,000 Warrants offered hereby from the Company. The Underwriter is committed to purchase and pay for all of the Shares and Warrants offered hereby if any of such securities are purchased. The Shares and Warrants are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

         The Underwriter has advised the Company that it proposes to offer the Shares and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD")
concessions, not in excess of $    per Share and $ per Warrant, of which not in
excess of $    per Share and $    per Warrant may be reallowed to other dealers
who are members of the NASD.

         The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock and/or 75,000 additional Warrants at the public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Shares and/or Warrants offered hereby.

         The Company has agreed to pay the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds of this offering, of which $50,000 has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the Shares and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

         The Company has agreed to sell to the Underwriter and its designees for an aggregate of $105, warrants (the "Underwriter's Warrants") to purchase up to 100,000 shares of Common Stock at an exercise price of $6.00 per share (120% of the public offering price per share) and up to 50,000 Warrants (each exercisable to purchase one share of Common Stock at a price of $7.25 per share) at an exercise price of $.12 per Warrant (120% of the public offering price per Warrant). The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group and are exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one-year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants may be deemed additional underwriting compensation. The Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants, the shares of Common Stock and warrants underlying the Underwriter's Warrants, and the shares of Common Stock issuable upon exercise of the underlying warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

         The Company has also agreed, for a period of three years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

         In addition, the Company has agreed to enter into a consulting agreement to retain the Underwriter as a financial consultant for a period of two years from the consummation of this offering at an annual fee of $30,000, the entire $60,000 payable in full, in advance. The consulting agreement will not require the consultant to devote a specific amount of time to the performance of its duties thereunder. In the event that the Underwriter originates a financing or a merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction.

         The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year from the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account;
(iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited by the Underwriter; or (v) the solicitation of exercise of the Warrants was in violation of Regulation M promulgated under the Exchange Act.

         Regulation M may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

         The holders of 267,325 shares of Common Stock and the holders of the 310,000 Selling Securityholders' Warrants and 3,000 other warrants have agreed not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of such securities for a period of 15 months from the date of this Prospectus, without the Underwriter's prior written consent. The holders of 253,002 shares of Common Stock and the holders of 200,000 outstanding warrants have agreed not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of such securities for a period of 18 months, without the prior written consent of the Underwriter. The holders of 1,979,673 shares of Common Stock (including the officers and directors of the Company), have agreed not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of such securities of the Company for a period of 24 months from the date of this Prospectus, without the prior written consent of the Underwriter.

         The Underwriter has advised the Company that it does not expect sales made to discretionary accounts to exceed 1% of the securities offered hereby.

         The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act.

         Prior to this offering, there has been no public trading market for the Common Stock or Warrants. Consequently, the initial public offering price of the Common Stock and Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter. Among the factors considered in determining these prices were the Company's financial condition and prospects, market prices of similar securities of comparable publicly-traded companies and the general condition of the securities market.

         In order to facilitate the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Common Stock and Warrants. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Common Stock and/or Warrants for its own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock and Warrants, the Underwriter may bid for, and purchase, shares of Common Stock and Warrants in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in the offering, if the Underwriter repurchases previously distributed Common Stock and Warrants in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

         The Company has agreed to register the public offering of the Selling Securityholders' Warrants and Selling Securityholders' Shares under the Securities Act concurrently with this offering and to pay all expenses in connection therewith. An aggregate of 310,000 Selling Securityholders' Warrants and/or Selling Securityholders' Shares may be offered and sold pursuant to this Prospectus by the Selling Securityholders. None of the Selling Securityholders' Warrants nor Selling Securityholders' Shares may be sold by the Selling Securityholders prior to 15 months after the date of this Prospectus, without the prior written consent of the Underwriter. None of the Selling Securityholders has ever held any position or office with the Company or had any other material relationship with the company. The Company will not receive any of the proceeds from the sale of the Selling Securityholders' Warrants and/or Selling Securityholders' Shares by the Selling Securityholders. The following table sets forth certain information with respect to the Selling
Securityholders:


                                                                                                                        Percentage
                                                                           Beneficial        Comon        Beneficial    Beneficial
                            Beneficial       Warrants      Beneficial       Ownership        Stock         Ownership     Ownership
                             Ownership        Being         Ownership       of Common        Being         of Common    After Sale
                            of Warrants     Registered     of Warrants     Stock Prior     Registered     Stock After    (Common
 Selling Securityholder    Prior to Sale     For Sale     After Sale(1)    to Sale (2)      For Sale        Sale(2)       Stock)
 ----------------------    -------------     --------     -------------    -----------      --------        -------       ------

[To be supplied]





         The Selling Securityholders' Warrants and Selling Securityholders' Shares may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Securityholders' Warrants and Selling Securityholders' Shares may be sold by one or more of the following methods, without limitation:
(i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.


                                  LEGAL MATTERS

         The legality of the securities offered by this Prospectus will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York. Akerman, Senterfitt and Eidson, P.A., Miami, Florida, has acted as counsel to the Underwriter in connection with this offering.

                                     EXPERTS

         The financial statements of the Company included in this Prospectus have been audited by Maltese, Potter & LaMarca, LLP, independent auditors as stated in their report appearing herein and have been included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue as a going concern.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, filed as a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulation of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549; and at the following regional offices: Midwest Regional Office, Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511, and the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

         Upon consummation of this offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission. The Company intends to furnish to its stockholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                          TAM RESTAURANT HOLDING CORP.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                              Page(s)

Report   of Independent Certified Public Accountants                                            F-2

Financial Statements

     Consolidated Balance Sheets                                                             F-3 to F-5

     Consolidated Statements of Income                                                          F-6

     Consolidated Statements of Changes in Stockholders' Equity                                 F-7

     Consolidated Statements of Cash Flows                                                   F-8 to F-9

     Notes to Consolidated Financial Statements                                              F-10 to F-26

               Report of Independent Certified Public Accountants
          (This is the form of opinion we will be able to render upon completion of the stock split as described in Note Q)


To the Board of Directors and Stockholders of TAM Restaurant Holding Corp. and Subsidaries
Staten Island, New York

We have audited the accompanying consolidated balance sheet of TAM Restaurant Holding Corp., as of September 29, 1996, and the related consolidated statements of income, consolidated statements of changes in stockholders' equity, and consolidated statements of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TAM Restaurant Holding Corp., as of September 29, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note N to the financial statements, the Company's significant operating losses and negative working capital raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Maltese, Potter & LaMarca LLP



July 31, 1997

                          TAM RESTAURANT HOLDING CORP.
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                     September 29,     June 29,
                                                          1996           1997
                                                     -------------   -----------
                                                                     (Unaudited)
Current Assets
     Cash                                             $   66,616      $  106,444
     Accounts receivable (net of allowance
       for doubtful accounts of $15,546)                 264,948         987,242
     Inventory                                           207,978         228,819
     Prepaid and other expenses                          270,216         356,206
     Loan receivable-officer                              53,602          23,516
                                                      ----------      ----------

         Total Current Assets                            863,360       1,702,227

Property and Equipment-Net                             3,551,303       4,327,920

Loans Receivable-Affiliate                               177,438         156,682

Other Assets                                             136,767         136,767
                                                      ----------      ----------

TOTAL ASSETS                                          $4,728,868      $6,323,596
                                                      ==========      ==========














    The accompanying notes are an integral part of these financial statements

                          TAM RESTAURANT HOLDING CORP.
                           CONSOLIDATED BALANCE SHEETS


                                   LIABILITIES

                                                         September 29,    June 29,
                                                              1996          1997
                                                         -------------  -----------
                                                                        (Unaudited)

Current Liabilities
     Revolving credit line payable                        $  130,000     $  130,000
     Current portion of long-term debt                       518,938        630,063
     Current portion of capitalized lease obligations         81,081         78,596
     Accounts payable                                        934,995        754,750
     Contract deposits payable                               238,329        485,992
     Accrued expenses                                        986,804      1,754,249
                                                          ----------     ----------

         Total Current Liabilities                         2,890,147      3,833,650
                                                          ----------     ----------

Long-term Liabilities
     Deferred rent expense                                   148,084        220,140
     Deferred expenses                                       237,250        237,250
     Deferred income                                          43,000         43,000
     Loans payable-related parties                           236,000        178,000
     Long-term debt-net of current portion                   816,592        851,753
     Capitalized lease obligations-net of current
      portion                                                249,040        189,026
     Loan payable-MAT Operating Corp.                              0        117,922
                                                          ----------     ----------

     Total Long-term Liabilities                           1,729,966      1,837,091
                                                          ----------     ----------

TOTAL LIABILITIES                                          4,620,113      5,670,741
                                                          ----------     ----------

Commitments and Contingencies







   The accompanying notes are an integral part of these financial statements

                          TAM RESTAURANT HOLDING CORP.
                           CONSOLIDATED BALANCE SHEETS


                                                     September 29,     June 29,
                                                         1996            1997
                                                         ----            ----
                                                                     (Unaudited)

                              STOCKHOLDERS' EQUITY

Stockholders' Equity
     Preferred stock; .0001 per value; 1,000,000
      shares authorized, 0  shares issued and
      outstanding                                              0              0
     Common stock; .0001 par value;
      19,000,000 shares authorized; 2,385,257
      and 2,500,000 shares issued and
      outstanding as of September 29, 1996
      and June 29, 1997, respectively,                       238            250
     Additional paid-in capital                        2,697,811      3,132,799
     Accumulated deficit                              (2,589,294)    (2,480,194)
                                                     -----------    -----------


TOTAL STOCKHOLDERS' EQUITY                               108,755        652,855
                                                     -----------    -----------


TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                               $ 4,728,868    $ 6,323,596
                                                     ===========    ===========














   The accompanying notes are an integral part of these financial statements.

                          TAM RESTAURANT HOLDING CORP.
                        CONSOLIDATED STATEMENTS OF INCOME

                                               Year Ended              Nine Months Ended
                                           September 29, 1996   June 30, 1996     June 29, 1997
                                           ------------------   -------------     -------------
                                                                         (Unaudited)

Sales                                         $ 11,847,088      $  7,261,892      $  8,902,628
Cost of Sales                                    7,260,440         4,502,373         5,064,207
                                              ------------      ------------      ------------

     Gross Profit                                4,586,648         2,759,519         3,838,421

Operating and Administrative Expenses            6,122,870         3,754,199         3,246,707
                                              ------------      ------------      ------------

Income (loss) from Operations                   (1,536,222)         (994,680)          591,714
                                              ------------      ------------      ------------

Other Expense
     Write-off of advance to affiliate            (542,463)         (542,463)                0
     Interest expense                             (363,994)         (270,282)         (277,843)
     Barter expense                               (293,135)         (293,135)         (204,771)
                                              ------------      ------------      ------------

         Total Other Expense                    (1,199,592)       (1,105,880)         (482,614)
                                              ------------      ------------      ------------

Income (loss) from Continuing Operations
     Before Income Tax Benefit                  (2,735,814)       (2,100,560)          109,100

Income Tax Benefit                                  98,588            98,588                 0
                                              ------------      ------------      ------------

Income (loss) from Continuing Operations        (2,637,226)       (2,001,972)          109,100

Income from Discontinued Operations (Net
     of Income Taxes of $20,093)                    30,142            30,142                 0
                                              ------------      ------------      ------------

     Net Income (loss)                        $ (2,607,084)     $ (1,971,830)     $    109,100
                                              ============      ============      ============

Income (loss) per common share:
  Income(loss) from continuing operations            (1.22)            (1.01)              .05
  Income from discontinued operations                  .01               .02               .00
                                              ------------      ------------      ------------
Net Income(loss) Per Common Share                    (1.21)             (.99)              .05
                                              ============      ============      ============
Weighted average number of
  common shares outstanding                      2,160,676         1,991,063         2,418,294
                                              ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                          TAM RESTAURANT HOLDING CORP.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                              Common Stock                   Additional
                                                                               Paid In        Accumulated
                                                Shares        Amount           Capital          Deficit
                                                ------        ------           -------          -------
Balance October 1, 1995                       1,679,236      $       168     $   187,988     $    17,790

Issuance of Common Stock                        510,084               51       1,950,595

Issuance of Common Stock for Settlement          22,056                2          79,998

Common Stock Issued for Services                173,881               17         472,833

Transfer of Assets in Connection
  with Reorganization                                                             (1,710)

Warrants Issued for Services                                                       8,107

Net Loss for the Year                                                                         (2,607,084)
                                            -----------      -----------     -----------     -----------

Balance at September 29, 1996                 2,385,257              238       2,697,811      (2,589,294)

Issuance of Common Stock
  (Unaudited)                                    55,141                6         199,994

Stock Issued for Debt (Unaudited)                59,602                6         234,994

Net Income (Unaudited)                                                                           109,100
                                            -----------      -----------     -----------     -----------


Balances at June 29, 1997 (Unaudited)         2,500,000      $       250     $ 3,132,799     $(2,480,194)
                                            ===========      ===========     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                           TAM RESTAURANT GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Year Ended                   Nine Months Ended
                                                     September 29, 1996        June 30, 1996       June 29, 1997
                                                     ------------------        -------------       -------------
                                                                                          (Unaudited)

Cash Flows from Operating Activities
     Net income (loss)                                   $ (2,607,084)            $(1,971,830)    $    109,100
     Adjustments to reconcile net income
         (loss) to net cash used by operating
         activities:
              Depreciation and amortization
                 expense                                      359,969                 142,650          207,833
              Deferred rent expense                           148,083                 111,062           72,056
              Deferred expenses                               237,250                 237,250                0
              Deferred income                                  (7,184)                 (7,184)               0
              Special compensation expense                    561,114                       0                0
              Write-off of advance to affiliate               542,643                 542,643                0
     (Increase) decrease in:
         Accounts receivable                                  (22,072)               (459,418)        (722,296)
         Inventory                                            (77,238)               (135,060)         (20,841)
         Prepaid and other expenses                          (125,343)               (125,343)         (85,990)
         Other assets                                         (90,986)                (90,986)               0
     Increase (decrease) in:
         Accounts payable                                     279,920                 273,549         (180,243)
         Contract deposits payable                             62,476                 209,764          247,663
         Accrued expenses                                     370,629                 526,258          767,445
                                                       --------------          --------------    -------------

Net Cash provided by (used in) Operating
  Activities                                                 (367,823)               (746,645)         394,727
                                                       --------------          --------------    -------------

Cash Flows from Investing Activities
     Acquisition of property and equipment                 (2,458,971)             (2,138,888)        (984,450)
                                                        --------------          -------------    -------------

Net Cash used in Investing Activities                      (2,458,971)             (2,138,888)        (984,450)
                                                         ------------           -------------    -------------






   The accompanying notes are an integral part of these financial statements.

                           TAM RESTAURANT GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         Year Ended                   Nine Months Ended
                                                     September 29, 1996        June 30, 1996       June 29, 1997
                                                     ------------------        -------------       -------------
                                                                                          (Unaudited)

Cash Flows from Financing Activities
     Net repayments of officers loans                          60,545                 114,147           30,086
     Loans receivable                                          33,403                 (20,199)          20,756
     Proceeds from long-term debt                           1,215,470               1,126,317          435,000
     Principal payments on long-term debt                    (203,840)                (72,040)        (174,213)
     Advances to affiliates and others                          1,142                   1,142          117,922
     Proceeds from capital stock issue                      1,638,936               1,674,336          200,000
                                                         ------------           -------------    -------------

Net Cash provided by Financing Activities                   2,745,656               2,823,703          629,551
                                                         ------------           -------------    -------------

Net Increase (Decrease) in Cash                               (81,138)                (61,830)          39,828
Cash, Beginning of Period                                     147,754                 147,754           66,616
                                                        -------------          --------------   --------------

Cash, End of Period                                     $      66,616          $       85,924    $     106,444
                                                        =============          ==============    =============


















   The accompanying notes are an integral part of these financial statements.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Note A-Summary of Significant Accounting Policies

Nature of business

TAM Restaurant Holding Corp. ("The Company") was incorporated under the laws of the State of Delaware in July 1996 under the name TAM Restaurant Holding Corp. and changed its name to TAM Restaurants, Inc. Effective September 29, 1996, the Company acquired all of the outstanding capital stock of TAM Restaurant Group, Inc., Bay Landing Restaurant Corp. and Shellbank Restaurant Corp. The Company operates Lundy Bros. Restaurant, a high-volume, casual, upscale seafood restaurant located in Brooklyn, New York, and The Boathouse in Central Park, a multi-use facility which features an upscale restaurant and catering pavilion, located on the lake in New York City's Central Park. The Company is also constructing American Park at the Battery, which has been designed as a high-volume premium-quality restaurant to be located at the water's edge in Battery Park. In addition, the Company's restaurants offer high-quality professional, on-premise and off-premise catering services.

Corporate restructuring

Effective September 29, 1996, the Companies completed a corporate restructuring, whereby, the concession business previously operated by TAM Restaurant Group Inc., was spun-off to a new corporation, MAT Operating Corp. (MAT). These concessions included the Central Park Zoo, the Staten Island Zoo, and the Wollman Ice Rink at Central Park. MAT is owned by a principal shareholder, who prior to the reorganization, was a principal shareholder of TAM Restaurant Group, Inc. In addition, the stockholders of TAM Restaurant Group, Inc., Bay Landing Restaurant Corp. and Shellbank Restaurant Corp., transferred all of the stock owned by them in return for stock in the Company. This transaction has been treated in a manner similar to a pooling of interest.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Accounting period

The Company reports their information using a 4-4-5 week quarter which ends on the last Sunday of the month.

Revenue recognition

Revenues are recognized at the point of sale.

Inventory

Inventory is stated at the lower of cost, first-in, first-out, or market. Inventory consists of items used in operations and items held for resale.

Property and equipment

Property and equipment are carried at cost. Depreciation of equipment, furniture and fixtures, and amortization of leasehold improvements is provided using the straight-line and double declining balance methods for financial reporting purposes at rates based on the following estimated useful lives:
                                                                  Years
                                                                  -----

     Transportation equipment                                       5
     Furniture and fixtures                                        5-7
     Equipment                                                     5-7
     Leasehold improvements                              Remaining life of lease

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Trademarks

The name Lundy Bros. (registered July 9, 1996) and the logo F.W.I.L. (registered December 17, 1996) are registered with the United States Patent and Technical Office. Each registration will remain in force for 10 years, subject to the filing of a Declaration of Continuing Use between the fifth and sixth anniversaries of the registration date.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Barter advances

The Company has entered into various barter agreements which they use as a source of financing. Under the agreements, the Company is advanced cash in exchange to provide food and beverage to the barter companies. For every dollar advanced, the Company must return $1.60 to $2.00 in food and beverage sales.

Income taxes

The Company accounts for its income taxes using the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Deferred stock offering costs

Costs incurred in connection with the Company's proposed public offering of common stock will be charged to capital in the period that the offering was completed, or charged to operations if the offering is not successful.

Rent expense

The Company amortizes its rental space at Lundy's using the straight-line method over the life of the lease.

Advertising expense

Advertising expenditures are charged to earnings when incurred.

Concentrations of credit risk

The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. No individual customer is considered to be significant.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Net loss per share

Net loss per share of common stock is computed based on the weighted average number of common stock and common stock equivalent shares outstanding during the period. Common stock and warrants issued within twelve months of the IPO filing for consideration below the proposed public offering price have been included as if they had been outstanding for all periods presented.

Disclosure of fair value of financial instruments

The carrying amount of financial instruments including cash, accounts receivable, accounts payable, accrued expenses and short-term debt approximated fair value as of September 29, 1996 because of the relatively short maturity of these instruments. Due to the unspecified payment terms, it was not practicable to estimate the fair value of the loan to officer.

Interim financial information

The financial information presented as of June 29, 1997 and for the nine months ended June 29, 1997 and June 30, 1996 is unaudited but, in the opinion of management, reflects all adjustments (consisting of normal accruals) which the Company considers necessary for a fair presentation of financial position at such date and the operating results and cash flows for those periods. Results for the nine month period ended June 29, 1997 are not necessarily indicative of results that may be expected for the year ending September 29, 1997.

Recent accounting standards

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 is effective for financial statements issued for periods beginning after December 15, 1995 and encourages entities to adopt the fair value method in place of the provisions for Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will account for such transactions in accordance with APB No. 25.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (Statement 121), "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement No. 121 requires, among other things, an impairment loss on assets to be held and gains or losses from assets that are expected to be disposed of to be included as a component of income from continuing operations before taxes on income. The Company has adopted Statement No. 121 in fiscal 1997, and its implementation has not had a material effect on the consolidated financial statements.

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 simplifies the computation of earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share, as defined. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. SFAS No. 128 is not expected to have a significant impact on the Company's financial statements.

In June 1997, SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," were issued. SFAS No. 130 addresses standards for reporting and display of comprehensive income and its components and SFAS No. 131 requires disclosure of reportable operating segments. Both statements are effective for the Company's 1998 fiscal year. The Company will be reviewing these pronouncements to determined their applicability, if any.

Note B-Inventory

Inventory is comprised of the following:
                                                       9/29/96       6/29/97
                                                      ---------     ---------
                                                                   (Unaudited)
     Food and beverage                               $    63,480     $    72,673
     Liquor                                               61,645          71,782
     Paper                                                 4,353           2,869
     Small wares, utensils, and supplies                  78,500          81,495
                                                     -----------     -----------
                                                     $   207,978     $   228,819
                                                     ===========     ===========

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Note C-Prepaid and Other Expenses

Prepaid and other expenses include the following:

                                                                    9/29/96           6/29/97
                                                                    -------           -------
                                                                                    (Unaudited)

     Refundable rent deposit                                      $    50,000         $    50,000
     Income taxes receivable                                          108,723             143,782
     Prepaid expenses                                                  60,028             162,424
     Other receivables                                                 51,465                   0
                                                                  -----------         -----------
                                                                  $   270,216         $   356,206
                                                                  ===========         ===========

Note D-Property and Equipment

Property and equipment is summarized as follows:
                                                                    9/29/96           6/29/97
                                                                    -------           -------
                                                                                    (Unaudited)

     Transportation equipment and trailers                        $   158,406         $   182,396
     Furniture and fixtures                                           229,075             294,194
     Equipment                                                      1,308,098           1,479,624
     Leasehold improvements                                         3,181,543           3,905,358
     Assets acquired under capital leases                             355,974             355,974
     Computer software                                                 35,469              35,469
                                                                  -----------         -----------
                                                                    5,268,565           6,253,015
     Less accumulated depreciation and amortization                 1,717,262           1,925,095
                                                                  -----------         -----------

                                                                  $ 3,551,303         $ 4,327,920
                                                                  ===========         ===========

Depreciation and amortization expense totaled $359,969 and $207,833 for the year ended September 29, 1996 and the nine months ended June 29, 1997, respectively.

Note E-Other Assets

Included in other assets are treasury bonds which were purchased on February 15, 1985 at a cost of $9,704, with a face value of $10,000. The bonds are held in escrow by Chemical Bank in lieu of a security deposit for the Boathouse concession.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Note F-Accrued Expenses

Accrued expenses consisted of the following:

                                                                    9/29/96           6/29/97
                                                                    -------           -------
                                                                                    (Unaudited)

     Sales tax payable                                           $    477,140          $  556,471
     Accrued rent expense and related taxes                           353,498             370,037
     Barter advances                                                        0             449,227
     Accrued payroll and payroll taxes                                148,651             338,475
     Accrued other expenses                                             7,515              40,039
                                                                 ------------          ----------

                                                                 $    986,804          $1,754,249
                                                                 ============          ==========


Note G-Borrowings

The Company's loans outstanding are as follows:

                                                                    9/29/96           6/29/97
                                                                    -------           -------
                                                                                    (Unaudited)
Installment loan payable to Fleet Bank in 59 monthly
installments of $1,108 plus interest at a rate of 9.56%
with a balloon payment of $67,609 due in July 1999.
The loan is collateralized by New Jersey property
which is owned by  an affiliated company.                         $   105,291       $      99,751

Installment loan payable to Fleet Bank in 83 monthly
installments of $2,372, plus interest of 9.76% with a
balloon payment of $230,124 due in 2001. The loan
is collateralized by the Companies' offices
which are located in Staten Island, New York.                         362,956             351,096

Mortgage loan payable to Fleet Bank, bearing interest
at the bank's prime rate plus 2% which expired in
1996. Monthly installments of interest only are due on
this mortgage. The loan is secured by a collateral
mortgage held by two primary stockholders.                            150,000             150,000

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)


Installment loan payable in 18 equal monthly
installments of $2,952 to Central Laundry Services
Corp. including interest at a rate of 6% beginning
January 10, 1996. The loan is collateralized by a
security interest in equipment with a net book
value of $21,868.                                                      25,728                   0

Installment loan payable in 60 monthly payments of
$3,187 to Brooklyn Union Gas Company, including
interest at a rate of 10% beginning December 1, 1995.
The loan is collateralized by equipment with a net
book value of $127,500.                                               129,887             110,301

Unsecured loan payable to a private investor bearing
interest at 21%. During 1997, $40,000 was paid on
this note and the remaining balance $160,000 was
converted to capital.                                                 200,000                   0

Unsecured loans from private investors bearing
interest at from rates 12% to 15% per annum.
In fiscal 1997, $75,000 of these loans were
converted to capital.                                                 361,668             770,668
                                                                 ------------        ------------

                                                                    1,335,530           1,481,816
     Less portion due within one year                                 518,938             630,063
                                                                 ------------        ------------

     Long-term debt                                              $    816,592        $    851,753
                                                                 ============        ============

Maturities of long-term debt are as follows:

     For the year ending September, 1997                                             $    518,938
     For the year ending September, 1998                                                  357,648
     For the year ending September, 1999                                                  139,430
     For the year ending September, 2000                                                   63,824
     For the year ending September, 2001                                                  255,690
                                                                                     ------------
                                                                                      $ 1,335,530


                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

The Company has a credit line payable to Fleet Bank, bearing interest at the bank's prime rate plus 2% which expired in December 1996. The loan is collateralized by a security interest in all Company assets. (See Note Q also.)

Note H-Capital Lease Obligations

The Company leases equipment and various leasehold improvements under capital leases. The assets acquired under capital leases have a cost of $355,974, accumulated amortization of $51,168 and a net book value of $304,806. Amortization of the leased assets is included in depreciation expense.

The following is a schedule by year of future minimum lease payments under capitalized leases together with the present value of the net minimum lease payments at September 29, 1996.

     Payments for the year ending:
         September, 1997                                        $    126,058
         September, 1998                                             126,058
         September, 1999                                             101,840
         September, 2000                                              59,096
         September, 2001                                               9,329
                                                                ------------

     Total minimum lease payments                                    422,381
     Less amount representing interest                               (92,260)

     Present value of net minimum lease payments                     330,121
     Less current portion                                            (81,081)
                                                                ------------
     Long-term lease obligation                                 $    249,040
                                                                ============

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Note I-Commitments and Contingencies

The Companies have entered into various lease and licensing agreements which expire through 2015.

All of the Companies license agreements require the payment of rent based on a percentage of gross receipts. Future minimum rental payments are as follows:

     Year Ending September 30,
              1997                                           $   415,338
              1998                                               444,389
              1999                                               455,842
              2000                                               441,238
              2001                                               381,831
              Thereafter                                       6,440,649
                                                             -----------
                                                             $ 8,579,287
                                                             ===========

Rent expense, real estate taxes and common area charges for the year ended September 29, 1996 totaled $944,828, $46,914 and $7,200 respectively. TAM Restaurant Group, Inc. has a license agreement with the Central Park Zoo. MAT has assumed the operation of the concession granted by such license agreement as a result of a restructuring (See Note A also). However, TAM Restaurant Group, Inc. is still responsible as a primary concessionaire until October 1998 when the license expires. The lease requires payment of 39% of total sales as a licensing fee. Sales for the nine months ended June 29, 1997 relating to this license amounted to $532,603.

TAM Restaurant Group, Inc. is currently being audited by New York State for sales and use taxes for the period December 1, 1989 to June 28, 1993. Management believes and the company has accrued $50,000 for additional taxes that may be due, exclusive of interest and penalties, if any. As of July, 1997 this audit has not been completed.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Note J-Related Party Transactions

In April 1988, Perfect Parties, the catering division of TAM Restaurant Group, Inc. was transferred to Forest Avenue Corporation which is owned by stockholders of the Company. Forest Avenue Corporation utilized equipment of the Company at no charge. Forest Avenue Corporation also received management services from the Company. On September 3, 1996, the assets of Forest Avenue Corporation were sold to an unrelated third party. As a result, the Company wrote-off $542,463 representing monies advanced as well as unpaid management fees and equipment notes to Forest Avenue Corporation which are uncollectible.

In March 1994, Leisure Time Services, Inc. which is owned by a stockholder of the Company was formed to purchase, repair and store equipment and supplies for the company as well as to assist the company in the performance of special catering events. Rent paid by the Company for the year ended September 29, 1996 for utilization of the warehouse was $28,300. All the income and expenses for other operations of Leisure Time Services are absorbed by the Company and reflected in the accompanying financial statements. In late 1994, the Companies obtained long-term financing from Fleet Bank (see Note G also). The borrowings are collateralized by a warehouse located in New Jersey and owned by Leisure Time Services, Inc. In order to provide the bank with the proper title, some of the funds borrowed were used to pay off the mortgages and other related costs on the collateralized property. As of September 29, 1996, included in the accompanying consolidated balance sheet under the caption loans receivable-affiliate is $177,438 which was used to secure the title on the New Jersey warehouse. This loan is being repaid in equal monthly installments of $1,996 including interest at 9.6% through December, 2006.

Similarly, in obtaining long-term financing from Fleet Bank, the Company's headquarters facility located in Staten Island, NY (owned by the Company's stockholder) was used to collateralize the debt and to provide the bank with proper title.

Additionally, the Company occasionally advanced monies to officers of the Company. No terms of repayment or interest rate have been determined on these advances. As of September 29, 1996 the balance in this account was $53,602. In 1997, repayments of $30,086 were made against this loan by the officer.

The Company is indebted to relatives of the principal stockholder in the amounts of $236,000 and $178,000 for the periods ending September 29, 1996 and June 29, 1997, respectively. The notes are unsecured and bear interest from 12% to 15% per annum.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

For the year ending September 29, 1996, the Company has reduced operating expenses by $71,670 representing management fee income from MAT. (See Note M)

Note K-Capital Stock and Warrants

During fiscal 1996, the Company issued 173,881 shares and granted 55,141 warrants with an original exercise price of $5.44 per share and 3,000 warrants with an original exercise price of $.01 per share for services received. In addition, the Company issued 4,724 of warrants with original exercise price of $4.53 per share to an officer of the Company for prior compensation.

Additionally, during fiscal 1996, the Company sold units consisting of .5514 share of common stock and .05514 warrants for $2.00 per unit and .5514 share of common stock, and .11028 warrants for $2.27 per unit. The warrants had an original exercise price of $4.53 per share. The Company sold 925,050 units. During the nine months ended June 29, 1997, the Company sold an additional 100,000 units at $2.27 per unit, and converted $240,000 of debt into 108,090 additional units.

At June 29, 1997, there were an aggregate of 307,486 warrants outstanding.

The Company has agreed with certain stockholders to repurchase 158,531 shares of common stock at a original cost of $575,000 if the Company was not in process of going public by certain specified dates or if the Initial Public Offering is not successful. Such repurchase would be executed by utilizing interest bearing notes. There have not been any requests by any shareholders to have their stock repurchased. The Company is currently negotiating with these stockholders to eliminate their right to require the Company to repurchase such shares.

For the year ended September 29, 1997, the Company issued 22,056 shares of Common Stock and .5514 warrants as part of a settlement, resulting in a non-recurring charge of $80,000.

The Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding.)

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

Note L-Income Taxes

Income tax benefit has been calculated as follows:

                               9/29/96          6/30/96           6/29/97
                               -------          -------           -------
                                                       (Unaudited)

Federal taxes                $  49,390          $  49,390    $          0
State and local taxes           49,198             49,198               0
                            ----------         ----------   -------------
                             $  98,588          $  98,588    $          0
                             =========          =========    ============

The Company's deferred tax assets, deferred tax liabilities and deferred tax asset valuation allowance at September 29, 1996 are as follows:

     Deferred rent expense                                         $   50,593
     Deferred expenses                                                 80,665
     Net operating loss carryforward                                  466,779
     Depreciation                                                      19,386
     Vacation pay and officers' payroll accrual                        13,017
                                                                   ----------

     Total deferred tax assets                                        630,440
     Less valuation allowance                                        (630,440)
                                                                            0
     Total deferred tax liabilities                                         0
                                                                   ----------
     Net deferred tax asset                                        $        0
                                                                   ==========

The tax benefit from a net operating loss carryback resulted in a income tax receivable of $108,723 at September 29, 1996.

A valuation allowance of 100% is being recorded due to the uncertainty as to the Company's ability to continue as a going concern.

For tax purposes, the Companies have approximately $1,845,114 of net operating loss carryforwards as of September 29, 1996 which expire through 2011.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

The difference between the amount of income tax expense that would result from applying the federal statutory rate of 34% to pre-tax income and the provision for federal income taxes are as follows:

                                                         9/29/96          6/30/96          6/29/97
                                                         -------          -------          -------
                                                                                (Unaudited)
Income tax (benefit) at statutory rate                 $(886,409)        $(670,422)      $   37,094
Reduction in valuation allowance
  relating to tax benefit due to net
  operating loss limitation                              787,821           571,834                0
Reduction of valuation allowance
  due to utilization of  net operating loss                    0                 0          (37,094)
                                                      ----------       -----------       ----------
Net Tax (Benefit)                                     $  (98,588)      $   (98,588)      $        0
                                                      ==========       ===========       ==========

Note M-Discontinued Operations

As a result of a corporate restructuring (see Note A also), the concession business previously operated by TAM Restaurant Group, Inc. was spun off to a new corporation. The following is a summary of the financial information of the concessions as of September 29, 1996:

     Assets                      $     90,239
     Liabilities                      (88,529)
                                 ------------
         Difference              $      1,710
                                 ============

     Sales                         $1,433,409
     Purchases                        309,289
         Gross Profit               1,124,120
     Operating Expenses            (1,073,885)
                                 ------------
     Operating Income                  50,235
     Income Taxes                     (20,093)
                                 ------------
     Net Income                  $     30,142
                                 ============

The operations at Wollman Rink terminated in February 1996. The operations at the Central Park Zoo and Staten Island Zoo are still being operated by MAT. Operating expense included above reflect a 5% (of sales) management fee charged to each location from TAM Restaurant Holding Corp.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

As a result of the transfer of assets and liabilities, additional paid in capital of the companies was reduced by $1,710.

Note N-Going Concern

As shown in the accompanying financial statements, the Company incurred a net loss of $2,607,084 during the year ended September 29, 1996 and as of that date, the Company's current liabilities exceeded its current assets by $2,026,787. These factors raise substantial doubt as to the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the success of an initial public offering, or the ability of the company to obtain debt financing from a bank or private lenders or, raising additional capital through a private placement offering. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note O-Pending Litigation

TAM Restaurant Group Inc. and Bay Landing Restaurant Corp. have been named as defendants and/or co-defendants in four separate personal injury lawsuits arising in the ordinary course of business. These cases are in the preliminary stages and, as such, the ultimate outcome of the litigation cannot presently be determined. All the suits are being handled by the Company's insurance carriers. Management believes the suits against the Company to be entirely without merit and anticipates that the suits will have no material impact on the Company. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying financial statements by the companies.

Note P-Cash Flow Disclosure

Cash paid for interest and income taxes is as follows:

                            9/29/96              6/30/96             6/29/97
                            -------              -------             -------
                                                         (Unaudited)

    Interest              $    312,366        $     218,656       $    277,843
                          ============        =============       ============

    Income taxes          $          0        $           0       $      2,800
                          ============        =============       ============

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)



Non-Cash Transactions included the following:

For the period ended June 29, 1997, the Company exchanged debt in the amount of $235,000 and converted it to capital.


Note Q-Subsequent Events

In connection with a proposed initial public offering of its common stock, the Company will effect a 1-for-1.8135268 reverse stock split. All shares and per share data in the consolidated financial statements have been adjusted to give retroactive effect to the reverse stock split.

In addition, effective as of the date of the IPO, the Company will enter into three year employment agreements with Frank Cretella and Jeanne Cretella, which is contractually renewable and provides for an annual base compensation of $175,000 and $75,000, respectively, and such bonuses as the Board of Directors may from time to time determine.

Also, effective as of the date of the IPO, the Company will initiate a stock option plan (the "Option Plan") pursuant to which 525,000 shares of Common Stock have been reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified options. ISOs may be granted under the Option Plan to officers and employees of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

                          TAM RESTAURANT HOLDING CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (All information relating to June 29, 1997
                        and June 30, 1996 is unaudited.)

During 1995 and 1996, the Company borrowed an aggregate of $840,000 from Fleet. Such loans were collateralized by the Company's principal executive offices, which are owned by Mr. Cretella, and the warehouse leased by the Company and owned by Leisure Time Services, Inc., a company owned by Jeanne Cretella, Vice President, Director and a principal stockholder of the Company, and Mr. and Mrs. Cretella's personal residence. In June 1997, Mr. Cretella agreed to settle the amounts owed to Fleet of $720,125 for $640,000 plus accrued interest through the date of payment. In August 1997, Mr. Cretella paid to Fleet $140,000 as part of the settlement, and the balance was paid in October, 1997. As consideration for entering into the settlement, the Company has issued to Mr. Cretella a promissory note in the principal amount of $720,125, which bears interest at a rate of 10% per annum, payable in monthly installments of $6,102, with the principal payable in October, 2001 upon the maturities of the note.

In October, 1997, the Company obtained $1,000,000 in a secured loan from an outside investment firm. The loan bears interest at 10% per annum, payable quarterly and matures nineteen months after the funding date, if the Company's initial public offering becomes effective prior to April 15, 1998; otherwise, the loan is due July 15, 1998. The loan is guaranteed by a principal stockholder of the Company and the guarantee is secured by a pledge of 200,000 shares of common stock held by such shareholder.

================================================================================


         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                   ----------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary...........................................................3
Risk Factors.................................................................8
Use of Proceeds.............................................................17
Dilution....................................................................18
Dividend Policy.............................................................19
Capitalization..............................................................20
Selected Financial Data.....................................................21
Management's Discussion and Analysis of
 Financial Condition and Results of Operations..............................22
Business....................................................................26
Management..................................................................35
Principal Stockholders......................................................38
Certain Transactions........................................................39
Description of Securities...................................................41
Shares Eligible for Future Sale.............................................43
Underwriting................................................................44
Selling Securityholders and Plan of Distribution............................47
Legal Matters...............................................................47
Experts.....................................................................47
Additional Information......................................................48
Index to Financial Statements..............................................F-1

                                   ----------

         Until        , 1997, (25 days after the date of this Prospectus), all
dealers effecting transactions in the shares of Common Stock or Warrants offered hereby, whether or not participating in this distribution may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================



                              TAM RESTAURANTS, INC.











                        1,000,000 Shares of Common Stock
                                       and
                         Redeemable Warrants to Purchase
                         500,000 Shares of Common Stock




                                   ----------

                                   PROSPECTUS

                                   ----------






                           Paragon Capital Corporation








                                         , 1997












================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in is certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or (iv) any transaction from which the director derived an improper personal benefit.
Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunction relief, specific performance or other equitable relief against directors.

         Article Eighth of the Registrant's Certificate of Incorporation and the Registrant's By-laws provide that all persons who the Registrant is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         Article Ninth of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for breaches of fiduciary duty of loyalty to the Registrant or its stockholders' (ii) for acts or omission not in good faith or which involve intentional misconduct or knowing-violation of law;
(iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the Underwriter agree to indemnify the directors and certain officers of the Registrant and certain other persons against certain civil liabilities.

Item 25.  Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's nonaccountable expense allowance) are as follows:

Securities and Exchange Commission registration fee...............   $3,378.33
NASD filing fee...................................................    1,614.85
Nasdaq listing fee................................................   10,000.00
Underwriter's consulting fee......................................   60,000.00
Printing and engraving expenses...................................         *
Legal fees and expenses...........................................         *
Accounting fees and expenses......................................         *
Blue sky fees and expenses (including legal fees).................         *
Transfer agent, warrant agent and registrar fees and expenses.....         *
Miscellaneous.....................................................         *
                                                                    ----------
         Total.................................................... $443,500.00
                                                                   ===========
-------------------
* To be filed by amendment.


Item 26.  Recent Sales of Unregistered Securities

         Since October 1995, the Registrant has issued securities without registration under the Securities Act in the following transactions (in each case giving retroactive effect to the subsequent stock splits):

         1. From October 1995 to September 1996, the Registrant issued an aggregate of 510,084 shares of Common Stock and warrants to purchase 181,600 shares of Common Stock to 31 investors for aggregate proceeds of $1,980,000.

         2. In July 1996, the Registrant issued an aggregate of 173,881 shares of Common Stock and warrants to purchase 3,000 shares of Common Stock to 7 persons and entities as consideration for services rendered to the Registrant.

         3. In September 1996, the Registrant issued 22,056 shares of Common Stock and warrants to purchase 5,514 shares of Common Stock to four persons as settlement of a dispute.

         4. In February 1997, the Registrant issued 55,141 shares of Common Stock and warrants to purchase 27,571 shares of Common Stock to one investor for $200,000.

         5. During 1997, the Registrant issued 59,602 shares of Common Stock and warrants to purchase 21,530 shares of Common Stock to three persons upon the conversion of $235,000 of indebtedness.

         6. In October 1997, the Registrant issued warrants to purchase 4,724 shares of Common stock to an officer and director as compensation.

         7. In October 1997, the Registrant issued warrants to purchase 200,000 shares of Common Stock to three entities as partial consideration for making loans to the Registrant.

         The sales and issuances of the Common Stock and warrants described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions not involving a public offering. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to the distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. All purchasers had adequate access, through their employment or other relationships, to sufficient information about the Registrant to make an informed investment decision.


Item 27.  Exhibits.

Exhibit Number    Description

            1.1   Form of Underwriting Agreement.
            3.1   Certificate of Incorporation, as amended, of the Registrant.
            3.2   Bylaws, as amended, of the Registrant.
           *4.1   Form of Registrant's Common Stock Certificate.
            4.2   Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
            4.3   Form of Public Warrant Agreement among the Registrant, Paragon Capital Corporation, as
                  Underwriter and Continental Stock Transfer & Trust Company, as Warrant Agent.
           *4.4   Form of Registrant's Public Warrant Certificate.
           *5.1   Opinion of Tenzer Greenblatt LLP.
           10.1   License Agreement between TAM Restaurant Group, Inc. (formerly TAM Concessions, Inc.) and
                  City of New York Department of Parks and Recreation, dated February 8, 1995, as modified.
           10.2   License Agreement between Shellbank Restaurant Corp. and City of New York Parks and Recreation
                  dated December 14, 1994.
           10.3   Lease by and between Lundy's Management Corp. and Bay Landing Restaurant Corp. dated July 24,
                  1994, as amended.
           10.4   Lease by and between Mr. Frank Cretella and the Registrant dated October 1, 1996.
           10.5   Lease by and between Leasing Time Services and the Registrant dated October 1, 1996.
           10.6   Management Agreement by and between the Registrant and MAT Operating Corp. dated October 1,
                  1996.
           10.7   Loan Agreement by and between the Registrant and each of ARBCO Associates, L.P. and Kayne,
                  Anderson Non-Traditional Investments, L.P. dated as of October 31, 1997.
          *10.8   Form of Employment Agreement between Registrant and Frank Cretella.
          *10.9   Form of Employment Agreement between Registrant and Jeanne Cretella.
         *10.10   1997 Stock Option Plan.
           23.1   Consent of Maltese, Potter & LaMarca, LLP, Independent Certified Public Accountants.
          *23.2   Consent of Tenzer Greenblatt LLP (will be contained in such firm's opinion filed as Exhibit).
           24.1   A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement.
           27.1   Financial Data Schedule.

---------------------
* To be filed by amendment.


Item 28.  Undertakings.

The undersigned registrant hereby undertakes to:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Securities Act.

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) include any additional or changed material information on the plan of distribution;

         (2) for determining liability under the Securities Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be initial bona fide offering; and

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

         lnsofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the standby under writing agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (3) that for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of New York, State of New York on November 11, 1997.

                                             TAM RESTAURANTS, INC.


                                             By: /s/ Frank Cretella
                                                 ------------------------
                                                      President and
                                                      Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Frank Cretella and Jeanne Cretella, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including pre-effective amendments and post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of TAM Restaurants, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

             Signatures                                  Title(s)                         Date
             ----------                                  --------                         -----
/s/ Frank Cretella                      President, Chief Executive Officer              November 11, 1997
-------------------------------------   October and Director (Principal
Frank Cretella                          Financial Officer)

/s/ Jeanne Cretella                     Vice President and Director                     November 11, 1997
-------------------------------------
Jeanne Cretella

/s/ Kenneth L. Harris                   Chairman of the Board                           November 11, 1997
-------------------------------------
Kenneth L. Harris
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




                                  EXHIBIT INDEX

Exhibit Number    Description

            1.1   Form of Underwriting Agreement.
            4.2   Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
            4.3   Form of Public Warrant Agreement among the Registrant, Paragon Capital Corporation, as
                  Underwriter and Continental Stock Transfer & Trust Company, as Warrant Agent.
           10.1   License Agreement between TAM Restaurant Group, Inc. (formerly TAM Concessions, Inc.) and
                  City of New York Department of Parks and Recreation, dated February 8, 1995, as modified.
           10.2   License Agreement between Shellbank Restaurant Corp. and City of New York Parks and Recreation
                  dated December 14, 1994.
           10.3   Lease by and between Lundy's Management Corp. and Bay Landing Restaurant Corp. dated July 24,
                  1994, as amended.
           10.4   Lease by and between Mr. Frank Cretella and the Registrant dated October 1, 1996.
           10.5   Lease by and between Leasing Time Services and the Registrant dated October 1, 1996.
           10.6   Management Agreement by and between the Registrant and MAT Operating Corp. dated October 1,
                  1996.
           10.7   Loan Agreement by and between the Registrant and each of ARBCO Associates, L.P. and Kayne,
                  Anderson Non-Traditional Investments, L.P. dated as of October 31, 1997.
           23.1   Consent of Maltese, Potter & LaMarca, LLP, Independent Certified Public Accountants.

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